Exhibit 10.11

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*	Portions of this exhibit marked [*] are requested to be treated confidentially.

API MANUFACTURING AND SUPPLY AGREEMENT

This API MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), effective as of the 30th day of January, 2013 (the “Effective Date”), is by and between WOCKHARDT LTD., an Indian limited company, registered under the Companies Act, 1956 with its principal offices at Wockhardt Towers, Bandra Kurla Complex, Bandra (East), Mumbai 400051, Maharashtra, India, (“Manufacturer”), and CEMPRA PHARMACEUTICALS, INC., a North Carolina corporation with its principal offices at 6340 Quadrangle Drive # 100, Chapel Hill, NC 27517-8149 (“Cempra”) (each of Cempra and Manufacturer are referred to at times as a “Party” and collectively as the “Parties”).

PURPOSE

WHEREAS, Cempra is engaged in the research, development and commercialization of proprietary pharmaceutical products;

WHEREAS, Manufacturer is engaged in manufacturing active pharmaceutical ingredients for use in pharmaceutical products (“API”); and

WHEREAS, Cempra desires to engage the facilities and services of Manufacturer for the manufacture and shipment of bulk formula of certain API for the production and commercialization of final products incorporating such API.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, Cempra and Manufacturer hereby agree as follows:

ARTICLE 1.

DEFINITIONS

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered Product or any other product incorporating Supplied Compound and which does not necessarily have to have a causal relationship with such treatment, including but not limited to any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of Product or any other product incorporating Supplied Compound, whether or not considered related to thereto.

“Affiliate” means, with respect to a Party, any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

“Applicable Laws” means: (i) all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes, guidance, the law of equity and common law and (ii) all judicial, executive, legislative, administrative or military orders, directives, decrees, injunctions, judgments, permits,

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agreements, and other legal requirements, in each case, of, with, or adopted or imposed by any Governmental Authority, now or hereafter in effect and, in each case, as amended from time to time, including, without limitation, any of the foregoing that relate to or govern (x) the manufacture, formulation, quality, storage, handling, or disposal of the Supplied Compound or Product, (y) health, safety, industrial hygiene, or sanitation, or (z) conditions on, under, about, or affecting any real property (including the environment).

“Authorized Purchaser” means any Third Party designated as such in writing by Cempra that is authorized to purchase Supplied Compound on behalf of Cempra under this Agreement.

“Calendar Year” means the twelve (12) month period commencing on January 1st and ending on December 31st of each year, provided that the first Calendar Year shall also include the period of time from the Effective Date until January 1, 2013.

“cGMP” means all applicable good manufacturing practices, including but not limited to (a) those standards set forth in India’s Drug & Cosmetics Act Schedule M: Good Manufacturing Practices and Requirements of Premises, Plant and Equipment for Pharmaceutical Products, (b) the principles and regulations promulgated by the FDA with respect thereto in the United States, including but not limited to those detailed in 21 CFR Parts 210, 211, 601 and 610, (c) the equivalent laws and regulations in the European Union or any other country in which Product may be used, sold or manufactured, and (e) any other current good manufacturing practices which are applicable to the Facilities, each as may be amended and applicable from time to time.

“Clinical Purchase Price” means the “Clinical Purchase Price” as set forth in Exhibit A and adjusted pursuant to Article 3. As such price is adjusted pursuant to Article 3, Exhibit A shall be amended to reflect such adjusted price, but in the event, such price shall not exceed the amount initially set forth on Exhibit A on the Effective Date.

“Commercial Purchase Price” means the “Commercial Purchase Price” as set forth in Exhibit A and adjusted pursuant to Article 3. As such price is adjusted pursuant to Article 3, Exhibit A shall be amended to reflect such adjusted price, but in any event, such price shall not exceed the amount initially set forth on Exhibit A on the Effective Date.

“Commercially Reasonable Efforts” means efforts to a standard of reasonableness defined by what a similarly-situated reasonable person or entity would do as judged by the standards of the applicable business community and in this case the pharmaceutical industry in the United States, and, with respect to a Party, shall be of a level no less than consistent with the efforts such Party devotes to a pharmaceutical product or products of similar market potential, profit potential or strategic value. The term “Commercially Reasonable” shall have a corresponding meaning.

“Compound” means solithromycin, which has the chemical structure set forth in Exhibit B, including all Polymorph Forms thereof in bulk formula form.

“Confidential Information” means all information and know-how and any tangible or intangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party from time to time either in connection with the discussions and negotiations, whether in written or oral form, pertaining to this Agreement, or in the course of performing under or acting in

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relation to this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the Receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such Receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such Receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such Receiving Party through no fault of the Receiving Party; (d) was disclosed to such Receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such Receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information belonging to the Disclosing Party. Notwithstanding anything to the contrary, (a) Compound Data, Cempra Inventions, and information related to either of the foregoing (or any intellectual property rights related to either of the foregoing) and (b) any information disclosed by Cempra (or generated by Manufacturer) under (I) that certain Confidential Disclosure Agreement, dated November 11, 2008, between Wockhardt Limited and Cempra (the “CDA”), (II) that certain Work Order, dated February 18, 2011 between Cempra and Wockhardt Limited (the “2011 WO”), or (III) that certain Quality Agreement for Supply of CEM-101 for Clinical Trials, executed February 23, 2010, between Cempra and Wockhardt, Ltd (the “Clinical QA”) shall be deemed Cempra’s Confidential Information (and Cempra the Disclosing Party, and Manufacturer the Receiving Party, with respect thereto), notwithstanding the fact that such information may be or was generated by Manufacturer and/or first disclosed by Manufacturer to Cempra.

“Delivery Date” means the date specified by Cempra that Manufacturer shall make particular Supplied Compound available at the destination designated by Cempra in accordance with this Agreement.

“Derivative” means, with respect to Compound, any derivative, isomer, tautomer, enantiomer, diastereomer, prodrug, metabolite, ester, salt, hydrate, solvate, racemate, or co-crystal thereof.

“DMF” means a Drug Master File, as provided for in Title 21, Section 314.420 of the United States Code of Federal Regulations (“CFR”) or similar submission to or file maintained with the FDA or other Governmental Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs or APIs.

“EMEA” means the European Medicines Agency or any successor agency thereof.

“Facilities” means the facilities and locations at which the Supplied Compound will be manufactured and made available for delivery under this Agreement.

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“Facility Transfer” means the transfer, in whole or in part, of the manufacture and supply of the Supplied Compound from Manufacturer’s Facilities to a manufacturing facility of Cempra, an Affiliate of Cempra, or a Third Party.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDC Act” means the United States Food, Drug and Cosmetics Act, as amended, and any regulation promulgated thereunder including, without limitation, all cGMP with respect to the United States.

“Force Majeure Event” means any act or event, whether foreseen or unforeseen, that satisfies all of the following criteria:

1. The act or event prevents a party (the “Nonperforming Party”), in whole or in part, from

(a) performing its obligations under this Agreement; or

(b) satisfying any conditions to the other Party’s obligations under this Agreement.

2. The act or event is beyond the reasonable control of and not the fault of the Nonperforming Party.

3. The Nonperforming Party has been unable to avoid or overcome the act or event by the exercise of due diligence.

Included Acts and Events. In furtherance of the definition of Force Majeure Event and not in limitation of that definition, each of the following acts and events is deemed to meet the above requirements and to be a Force Majeure Event: war, flood, lightning, drought, earthquake, fire, volcanic eruption, landslide, hurricane, cyclone, typhoon, tornado, explosion, civil disturbance, act of God or the public enemy, terrorist act, military action, epidemic, famine or plague, shipwreck, action of a court or public authority, or strike, work-to-rule action, go-slow or similar labor difficulty, each on an industry-wide, region-wide or nationwide basis.

Other Included Acts and Events. The list of Force Majeure Events set forth above is not exhaustive, and the principle of ejusdem generis is not to be applied in determining whether a particular act or event qualifies as a Force Majeure Event.

Exclusions. Despite the above provisions, a Force Majeure Event does not include economic hardship, changes in market conditions, insufficiency of funds, unavailability of equipment or supplies or, except as specifically set forth above, strikes, work-to-rule actions, go-slows or similar labor difficulties.

“Fully-Burdened Manufacturing Costs” means Manufacturer’s total cost of manufacturing, supplying, storing, procuring, and/or shipping a particular batch or other amount of Supplied Compound supplied hereunder (as defined in Manufacturer’s reasonable accounting policies consistently applied, including but not limited to costs of permitted Third Party

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contractors or materials). Notwithstanding anything to the contrary, however, Fully-Burdened Manufacturing Costs shall not include any (i) value added taxes, sales taxes, use taxes, or other taxes (other than income taxes), duties, tariffs, customs charges, or similar amounts imposed with the respect to Manufacturer’s purchase, sale, transfer, import, or export of Supplied Compound or (ii) shipping, handling, transportation, or insurance charges associated with the delivery or shipment of Supplied Compound as required hereunder, provided that the foregoing shall not in any event be construed to limit any obligation under this Agreement to pay or reimburse Cempra for any of the foregoing.

“Governmental Authority” shall mean any federal, state, commonwealth, provincial, local, or foreign governmental authority, entity, body, branch, agency, department, bureau, board, commission, officer, official, court, adjudicator, tribunal, or other entity, including any agent, division or subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or law or having jurisdiction over the manufacture, formulation, or sale of the Supplied Compound, any Product, or either Party’s (or any Affiliate’s or Cempra Licensee’s) business with respect to Supplied Compound or Products, including, without limitation, FDA (with respect to the United States) and any and all state, commonwealth, provincial, local, foreign, and supranational equivalent bodies or agencies of any nature (including but not limited to the EMEA).

“Key Reagent” means clarithromycin (or erythromycin, if substituted for clarithromycin pursuant to an alternative manufacturing process), Dess-Martin periodinane, N-fluorobenzenesulfonimide, or 3-ethynylaniline.

“NDA” means a New Drug Application which is required to manufacture, market and sell finished dosage forms of a Product for human therapeutic use in the United States under the FDC Act.

“Polymorph Form” means any form of Compound or Derivative, including any crystalline form of Compound, such as Polymorph Form 1, Polymorph Form 2, or mixtures thereof, any amorphous form of Compound, any crystalline form of Derivative, or any amorphous form of Derivative, whether or not such crystalline form(s) and/or amorphous form(s) are isolated, or included in a mixture with other forms of Compound or any Derivative thereof.

“Polymorph Form 1” means the crystalline form of Compound as disclosed in PCT international publication No. WO 2011/119604 and referred to as Form I therein, and which may be defined or identified by any of X-ray diffraction, including X-ray powder diffraction, differential scanning calorimetry, or Raman, infrared, or other spectroscopy.

“Polymorph Form 2” means the crystalline form of Compound as disclosed in PCT international publication No. WO 2011/119604 and referred to as Form II therein, and which may be defined or identified by any of X-ray diffraction, including X-ray powder diffraction, differential scanning calorimetry, or Raman, infrared, or other spectroscopy.

“Product” means any human pharmaceutical product made, used, or sold by Cempra, an Affiliate thereof or any Cempra Licensee that incorporates the Compound or a Derivative thereof.

“Regulatory Filing” means a New Drug Application (as defined by FDA) or Investigational New Drug application (as defined by FDA), any foreign counterparts or equivalents of any of the foregoing, any DMFs, and any applications, filings, or other submissions required by or provided to any Governmental Authorities relating to the development,

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manufacture, or commercialization of Supplied Compound or any Product, supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and the like with respect to any of the foregoing, except for any facility licenses, applications therefor, or similar filings or approvals required for Manufacturer to manufacture Supplied Compound at the Facilities.

“Serious Adverse Event” means (i) any untoward medical occurrence in a patient or clinical investigation subject administered Product or any other product incorporating Supplied Compound that results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, persistent, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect, provided that the term “life-threatening” refers to an event in which the patient or subject was at risk of death at the time of the event (it does not refer to an event which hypothetically might have caused death if it were more severe) or (ii) any event in a patient or clinical investigation subject administered Product or any other product incorporating Supplied Compound which may jeopardize the patient or subject or may require intervention to prevent one of the outcomes listed above. Important medical events that may not be immediately life-threatening or result in death or hospitalization but, based on appropriate medical and scientific judgment, may jeopardize the patient/subject or may require intervention (e.g., medical, surgical) to prevent one of the other outcomes listed above should also constitute “Serious Adverse Events”. Examples of such events include, but are not limited to, intensive treatment in an emergency room or at home for allergic bronchospasm; blood dyscrasias or convulsions that do not result in hospitalization.

“Specifications” means the manufacturing, quality control, packaging, labeling, shipping and storage specifications for the Supplied Compound set forth in Exhibit B, as they may be amended from time to time in accordance with this Agreement and the Quality Agreement.

“Cempra Licensee” means any licensee or sublicensee of Cempra or any Affiliate thereof with respect to rights to manufacture, use, sell, or import Products.

“Supplied Compound” means the Compound or Supplied Derivative to be supplied under this Agreement.

“Supplied Derivative” means with respect to Compound, a salt, prodrug, co-crystal, hydrate, or solvate thereof, including all Polymorph Forms thereof, in bulk chemical form

“Third Party” means any party other than a Party or any Affiliate thereof.

ARTICLE 2.

PRODUCT SUPPLY

Section 2.1 PURCHASE REQUIREMENTS. Except as set forth in Sections 2.5 and 2.6, Cempra shall ensure that at least seventy percent (70%) of Cempra’s total annual purchases of the Supplied Compound in a particular Calendar Year for the manufacture of Products (“Total Annual Requirement”) is purchased from Manufacturer under this Agreement, and, during the term of this Agreement, Cempra shall not be entitled to purchase any portion of such seventy percent (70%) from any Third Party except as specifically provided in this Agreement. Cempra shall be free to purchase Supplied Compound hereunder on behalf of Cempra Licensees (or authorize Cempra

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Section 2.2 Licensees to purchase Supplied Compound hereunder), and any Supplied Compound purchased hereunder by or on behalf of any Cempra Licensee shall be included in determining whether or not the seventy percent (70%) requirement set forth above has been satisfied. Notwithstanding anything to the contrary, however, Cempra Licensees shall be free to themselves manufacture Supplied Compound, or purchase Supplied Compound from any entity other than the Manufacturer, in any amounts without causing Cempra to be in breach of this Agreement (including but not limited to this Section 2.1). For purposes of clarity, during the term of this Agreement, Cempra shall not purchase more than thirty percent (30%) of its annual Supplied Compound requirements from any Third Party except as permitted by Section 2.5 below.

Section 2.3 FORECASTS; ORDERS.

(a) Clinical Supply. Subject to the further provisions of this Section 2.2, Cempra (or an Authorized Purchaser) may from time to time place, and Manufacturer will accept, binding written purchase orders for batches of Supplied Compound to be used for the manufacture of Product for use in any clinical studies or for any nonclinical use to occur prior to regulatory approval for human therapeutic use of the Product (“Clinical Supply Orders”). Cempra shall provide Manufacturer, at least [*] calendar months in advance of any Clinical Supply Order, a non-binding forecast of the amount of Supplied Compound in such Clinical Supply Order. Each Clinical Supply Order shall be placed at least [*] calendar months in advance of the requested date of delivery therefor, and Manufacturer shall not be required to fulfill any Clinical Supply Order to the extent the amount of Supplied Compound ordered therein varies by more than [*] percent [*] from the amount of Supplied Compound specified in the corresponding non-binding forecast thereof (i.e. actual Clinical Supply Orders may not be less than [*] percent [*], nor more than [*] percent [*], of the corresponding forecasted amount). Manufacturer shall supply Supplied Compound in the amounts, and according to the Delivery Schedule, contained in any Clinical Supply Order.

(b) Commercial Supply.

(i) Monthly Forecasts. During the Term of this Agreement, Cempra shall provide to Manufacturer a projection for the succeeding twelve (12) months of the anticipated volumes of Supplied Compound to be ordered by Cempra pursuant to Section 2.2(b)(iii) below for use in manufacturing Products for use or sale following regulatory approval for human therapeutic use thereof in a particular country (each, a “Non-binding Forecast”). As set forth in Section 2.2(b)(ii) below, the first 3 months for the 12 months contained in any Non-binding Forecast shall (regardless of the use of the word “Non-binding”) be binding, and Cempra shall provide Manufacturer with written notice of such rolling projections on the first day of each month during the Term of this Agreement. Manufacturer shall notify Cempra in writing within five (5) business days of receipt of any Non-binding Forecast if the quantities of Supplied Compound indicated therein by Cempra exceed Manufacturer’s (or its contractors’) production capacity.

(ii) Firm Zone. The volume of Supplied Compound set forth for each of the first three (3) months of each Non-binding Forecast will become binding as each Purchase Order therefor is issued from Cempra to Manufacturer, and will then be a binding commitment by Manufacturer to manufacture and supply to Cempra, and by Cempra to

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(iii) purchase, the specified volumes of Supplied Compound during each of those months to the extent ordered in such Purchase Orders (each such three (3) month period shall be referred to herein as the “Firm Zone”). Manufacturer shall not have any commitment to supply Supplied Compound except to the extent Purchase Orders are submitted to Manufacturer by Cempra.

(iv) Purchase Orders. Cempra shall deliver to Manufacturer purchase orders (each, a “Purchase Order”) for the aggregate volume of each Supplied Compound in each Firm Zone. Each Purchase Order shall specify the volume of Supplied Compound ordered and the Delivery Date Supplied Compound is to be made available to Cempra for pick-up by the carrier or freight forwarder. Purchase Orders shall be delivered electronically or by other means to such location or address as Manufacturer shall designate. Cempra shall issue each Purchase Order to Manufacturer not less than seventy-five (75) days prior to the Delivery Date on which Cempra has requested Manufacturer to deliver Supplied Compound pursuant to each such Purchase Order. In the absence of the receipt by Manufacturer of a Purchase Order for a particular month within the Firm Zone, such month of the Firm Zone shall constitute a binding Purchase Order for the volumes of Supplied Compound forecast in such month with a designated Delivery Date of the fifteenth (15th) day of such month. Each Purchase Order that is submitted, or deemed submitted, in accordance with this Section 2.2(b)(iii) shall be deemed accepted by Manufacturer and Manufacturer shall fulfill each such Purchase Order. Purchase Order quantities delivered by Manufacturer of each Supplied Compound may vary by up to [*] percent [*] from the quantities ordered of such Supplied Compound (i.e., may be between [*] percent [*] and [*] percent [*] of the actual Purchase Order amount). Such variance shall not constitute a breach of contract by Manufacturer, and Cempra shall be obligated to pay for the total amount delivered, up to [*] percent [*] of the Purchase Order amount, even if in excess of the Purchase Order amount. Deliveries of Supplied Compound may only vary by up to ten (10) days from the specified Delivery Date (i.e., may be between ten (10) days before the specified Delivery Date and ten (10) days after the specified Delivery Date). Such variance in actual date of delivery shall not constitute a breach of contract by Manufacturer.

(v) Accommodations. From time to time, due to significant unforeseen circumstances, Cempra may deliver to Manufacturer a Purchase Order for volumes of Supplied Compound in excess of those specified in any Firm Zone. Upon Cempra’s written request, Manufacturer shall use Commercially Reasonable Efforts to provide Cempra with such excess Supplied Compound volumes.

Section 2.4 EXCESS INVENTORY. Manufacturer shall, at all times during the Term, maintain Supplied Compound inventory sufficient to supply at least [*] percent [*] of the aggregate volume of each Supplied Compound in each Firm Zone. All of such inventory shall be stored at two or more facilities, that each are at least [*] miles distant from each other and [*] miles distant from the facility(ies) at which Supplied Compound is manufactured.

Section 2.5 MANUFACTURING EXCLUSIVITY. Manufacturer hereby agrees that during the Term, Manufacturer and its Affiliates shall not, without the prior written authorization of Cempra,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Section 2.6 (i) supply any Third Party with Compound, any Supplied Derivative, any Derivative, or any intermediates or precursors of any of the foregoing (other than Authorized Purchasers purchasing such Compound under this Agreement); (ii) market, sell or distribute Compound, any Supplied Derivative, any Derivative, or any intermediates or precursors of any of the foregoing other than to Cempra, its Affiliates, and Authorized Purchasers purchasing such Compound under this Agreement; or (iii) use or allow the use of Compound, any Supplied Derivative, or any Derivative for any development program of any Third Party or other development program of Manufacturer.

Section 2.7 SUPPLY FROM ALTERNATE SOURCES; FACILITY AND TECHNOLOGY TRANSFER.

(a) Cempra is not precluded from developing and qualifying alternative sources of Supplied Compound supply (the “Alternate Sources”) to supply up to thirty percent (30%) of Cempra’s Total Annual Requirement, and, notwithstanding the foregoing or anything to the contrary, in the event that Cempra reasonably believes that Manufacturer will be, or Manufacturer is, unable to manufacture and/or supply the Supplied Compound in the amounts for which Cempra has provided any forecast pursuant to Section 2.2, Cempra shall have the right to purchase all or any portion of its Supplied Compound requirements from Alternate Sources after providing written notice to Manufacturer of Cempra’s intent to exercise such right, without being subject to such thirty percent (30%) limitation and Cempra shall be entitled to exercise its rights under this Section 2.5(a) multiple times under this Agreement.

(b) Notwithstanding Section 2.1 or anything to the contrary, and in addition to and without limitation of Cempra’s rights under Section 2.5(a), in the event that Cempra is able to procure any Supplied Compound from any Third Party(ies), at a price that is equal to or less than [*] percent [*] of the Manufacturer’s price for such Supplied Compound (based on orders of similar volume), then Cempra may (without limitation of its ability to place orders under this Agreement or Manufacturer’s corresponding obligations under this Agreement) institute a Facility Transfer for all or a portion of its Supplied Compound requirements to such sources, and no longer be required to obtain from Manufacturer any specific portion of its requirements for Supplied Compound, upon sixty (60) day’s written notice to Manufacturer. In the event of a Facility Transfer, Manufacturer shall cooperate with and provide reasonable support to Cempra as required to effect the Facility Transfer, including but not limited to such support as is provided under Section 2.5(c). Cempra shall be entitled to exercise its rights under this Section 2.5(b) multiple times under this Agreement.

(c) Manufacturer shall, upon any written request of Cempra at any time under this Agreement, transfer to Cempra (and/or any Third Party designated thereby), at Manufacturer’s expense, copies of all information, including technical information, that is owned or controlled by, or in the possession of, Manufacturer or any Affiliate thereof, that is useful or necessary in the manufacture of the Compound or any Supplied Derivative or necessary or useful to enable Cempra or any Third Party to manufacture Compound or any Supplied Derivative. Such transfer shall commence and be completed by Manufacturer as soon as reasonably practicable, but in any event Manufacturer shall complete such transfer within thirty (30) days of Manufacturer’s receipt of such request from Cempra. Manufacturer shall provide Cempra or any Third Party designee thereof reasonable assistance, at Cempra’s request and Manufacturer’s expense, with respect to understanding and implementing such manufacturing information. Cempra shall be entitled to exercise its rights under this Section 2.5(b) multiple times under this Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Section 2.8 SUPPLY OF COMPOUND MATERIALS BY CEMPRA. In the event Manufacturer notifies Cempra in writing that Manufacturer is unable to obtain, because of scarcity or other factors outside of its reasonable control, any materials, components, or supplies necessary to satisfy any Non-binding Forecast, Firm Zone, or Purchase Order(s) for Supplied Compound, then Cempra shall have the right, but not the obligation, in Cempra’s sole discretion, to furnish the same to Manufacturer. If and when Cempra exercises such right, a credit shall be given to Cempra with respect to any amounts due under this Agreement in the amount of the greater of (i) Manufacturer’s most recent reasonable, documented cost to procure such materials, components, or supplies or (ii) Cempra’s actual cost, including, but not limited to, packaging, shipping and other incidental expenses to Cempra incurred in furnishing any materials, components, or supplies to Manufacturer pursuant to this Section 2.8 in the event any such materials, components, or supplies furnished by Cempra have not been used in the manufacture of Supplied Compound hereunder, or any portion of the above-referenced credit have not been applied against amounts due hereunder, at the time of any expiration or termination of this Agreement, Manufacturer shall, if and as requested by Cempra, (a) reimburse Cempra for the reasonable, documented cost of such materials, components, or supplies or refund the remaining portion of such credit, to the extent, in each case, such credit has not or is not applied against amounts due Manufacturer under this Agreement, or (b) promptly provide Cempra with such unused materials, components, and supplies in the form in which they were provided to Manufacturer.

Section 2.9 SUBCONTRACTORS. Manufacturer may utilize subcontractors (including any Affiliates of Manufacturer) for purposes of performing any of its obligations hereunder only with the prior written consent of Cempra and only to the extent such subcontractors have reasonably appropriate expertise and experience in the performance of the relevant obligations of Manufacturer under this Agreement. Manufacturer shall be responsible for the performance of any of Manufacturer’s obligations hereunder by any such Affiliates or subcontractors, and any breach of any provision hereof by any Affiliate or subcontractor shall be deemed a breach hereof by Manufacturer.

ARTICLE 3.

PAYMENT

Section 3.1 PAYMENT TERMS. Cempra will pay the Clinical Purchase Price for Clinical Supply Orders and pay the Commercial Purchase Price for all other Supplied Compound ordered hereunder, in U.S. Dollars. Payment is due thirty (30) days from Cempra’s receipt of an invoice with respect to a particular order of Supplied Compound. All invoices for the sale of Supplied Compound shall be submitted by Manufacturer to Cempra at 6340 Quadrangle Drive # 100, Chapel Hill, NC 27517-8149, Attn: Mark Hahn, CFO at the same time as, or any time after, the relevant Supplied Compound is delivered to the location specified by Cempra (or its Authorized Purchaser) in accordance with Section 4.1.

Section 3.2 MANUFACTURING AND SHIPPING COST IMPROVEMENTS. Without limitation of any other provision of this Agreement, Manufacturer shall use Commercially Reasonable Efforts to minimize its Fully-Burdened Manufacturing Costs and other costs to be borne by it, or for which it is otherwise responsible, hereunder. Such efforts on the part of Manufacturer shall include, but not be limited to, (i) adopting any changes to manufacturing processes, chemical synthesis(es), the Specifications, or any other aspect of the manufacturing and supply of Supplied Compound

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hereunder proposed by Cempra with the intent or having the effect of reducing Fully-Burdened Manufacturing Costs or other costs incurred by Manufacturer with respect to the performance of its obligations hereunder or for which Manufacturer is responsible for hereunder, (ii) continually developing and, subject to Cempra’s prior written approval, implementing process improvements intended to increase manufacturing efficiencies and decrease manufacturing costs, (iii) obtaining raw materials at the lowest possible price, and (iv) otherwise seeking reductions in its cost to manufacture, handle, store, ship, and otherwise supply Supplied Compound hereunder (including but not limited to its Fully-Burdened Manufacturing Costs). In addition, Manufacturer shall work in good faith with Cempra, and use Commercially Reasonable Efforts, to minimize and reduce shipping and handling costs of Supplied Compound incurred by Cempra (or, if applicable, its Authorized Purchaser) with respect to its shipment of Supplied Compound from the delivery point under this Agreement. A table of the relevant portion of INCOTERMS 2010 is provided below simply for reference purposes, provided that actual terms of this Agreement shall not be modified by any discrepancy between this table and actual meaning of relevant INCOTERMS 2010 provision(s):

Incoterm 2010	Export- Customs declaration	Carriage to port of export	Unloading of truck in port of export	Loading charges in port of export	Carriage (Sea Freight/ Air Freight) to port of import	Unloading charges in port of import	Loading on truck in port of import	Carriage to place of destination	Import customs clearance	Import taxes

FCA	Seller	Seller	Buyer	Buyer	Buyer	Buyer	Buyer	Buyer	Buyer	Buyer

Section 3.3 PRICE ADJUSTMENTS; KEY REAGENTS.

(a) The Parties shall meet, at least ninety (90) days prior to the beginning of each Calendar Year during the Term, once per Calendar Year, to review and discuss costs related to the manufacture of Product (including but not limited to its Fully-Burdened Manufacturing Costs), or any other costs for which Manufacturer is responsible for hereunder, and means of decreasing any such costs and the Commercial Purchase Price. Manufacturer shall provide Cempra, as soon as possible in advance of such meeting (but in any event no later than the date one hundred twenty (120) days prior to the beginning of each Calendar Year) a written report accurately detailing Manufacturer’s cost to procure each Key Reagent for the current Calendar Year and its Commercially Reasonable Estimate for such cost for the coming Calendar Year, provided that such report and meeting with respect to the first Calendar Year during the term of this Agreement (which begins on the Effective Date) shall be provided within one (1) week of the Effective Date and one (1) month of the Effective Date, respectively. Manufacturer shall, within five (5) business

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(b) days of any written request by Cempra, provide Cempra its then-current cost to procure one or more Key Reagents.

(c) The Clinical Purchase Price and Commercial Purchase Price shall not increase during the Term; if Manufacturer’s Fully-Burdened Manufacturing Costs for Supplied Compound, or any other costs incurred by, or that are the responsibility of, Manufacturer under this Agreement, decrease at any time, due to decreased costs of raw materials, process improvements, changes in Specifications, or any other factor, the Clinical Purchase Price and Commercial Purchase Price shall be decreased by the amount of such decrease in Fully-Burdened Manufacturing Costs and other costs.

(d) In the event Cempra obtains a quote from a Third Party for the supply of any Key Reagent at a price that is less than [*] percent [*] of the cost at which Manufacturer procures such Key Reagent, Cempra shall notify Manufacturer thereof in writing and Cempra shall have the right, on sixty (60) days’ written notice to Manufacturer (such notice, a “Key Reagent Opt-In”), to require Manufacturer to obtain its future needs of such Key Reagent from Cempra until such time as Cempra provides Manufacturer thirty (30) days’ advance written notice that Cempra shall no longer be supplying such Key Reagent to Manufacturer (such a notice, a “Key Reagent Opt-Out”). Upon the later of the expiration of such sixty (60) day notice period or the availability of such Key Reagent for supply to Manufacturer on behalf of Cempra, Manufacturer shall, upon Manufacturer’s exhaustion of its existing reasonable supplies of such Key Reagent (i.e. those supplies previously procured from a source other than Cempra for purposes of manufacturing Supplied Compound hereunder), use such Key Reagent supplied by Cempra (and not any such Key Reagent from any other source) in its Manufacture of Supplied Compound. The Commercial Purchase Price for all Supplied Compound manufactured using any Key Reagent(s) supplied by Cempra pursuant to this subsection (c) shall be reduced, from the previously effective Commercial Purchase Price, by an amount equal to the greater of (i) Manufacturer’s most recent cost to procure such Key Reagent(s) or (ii) Cempra’s cost to procure and furnish such Key Reagent(s). Upon a Key Reagent Opt-In for a particular Key Reagent, (x) Manufacturer shall, once it has exhausted its existing reasonable supplies of such Key Reagent (i.e. those supplies previously procured from a source other than Cempra for purposes of manufacturing Supplied Compound hereunder), not use any such Key Reagent procured from any source other than Cempra in the manufacture of Product and (y) Cempra shall use Commercially Reasonable Efforts to supply, in a reasonably timely fashion, all of Manufacturer’s reasonable requirements of such Key Reagent for the manufacture of Supplied Compound to be supplied to Cempra hereunder. Manufacturer shall not use any Key Reagent provided to it by or on behalf of Cempra for any purpose other than the manufacture of Supplied Compound for supply under this Agreement. Upon such time as any Supplied Compound manufactured using a Key Reagent previously supplied by Cempra is manufactured using a Key Reagent from another source, pursuant to a Key Reagent Opt-Out, Manufacturer shall again be responsible for procuring such Key Reagent for purposes of manufacturing Supplied Compound and the Commercial Purchase Price shall be increased by an amount equal to Manufacturer’s reasonable, documented cost to procure such Key Reagent.

(e) At the request of Cempra, Manufacturer and its Affiliates shall permit a Cempra employee, at reasonable times not more than once a calendar year and upon reasonable prior written notice, to audit, examine, and/or copy those records of Manufacturer related to Fully-Burdened Manufacturing Costs for Supplied Compound and other costs to be borne by

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Manufacturer, or for which Manufacturer is otherwise responsible, hereunder solely to the extent relevant to determine, with respect to any period of time during the Term, (i) whether or not Manufacturer’s cost to manufacture Supplied Compound, or any other cost for which Manufacturer is responsible for hereunder, has decreased at any time during the Term and/or (ii) whether or not an adjustment was made to the Commercial Purchase Price as required by subsection (b) or (c) above, and any such report to Cempra with respect to such an audit and/or inspection shall only include such Cempra employee’s determination and any material facts necessary to support such determination. The contents of such report shall be treated as Manufacturer’s Confidential Information, and Cempra shall promptly provide a copy of such report to Manufacturer. Cempra shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses any failure of Manufacturer to reduce the Commercial Purchase Price in accordance with subsection (b) or (c) above, in which case, Manufacturer shall bear the reasonable, documented cost of the performance of such audit or examination. To the extent such audit or examination indicates that the Commercial Purchase Price should have been reduced at any time and was not reduced, the Commercial Purchase Price shall be reduced as determined by such audit or examination for the relevant time period(s) during the Term (including any retroactive reductions of Commercial Purchase Price for prior purchases of Supplied Compound) and Manufacturer shall, within ten (10) Business Days of Manufacturer’s receipt of the results of such audit or examination, pay to Cempra (or any Authorized Purchaser) the amount of any overpayment resulting therefrom or otherwise revealed by such audit or examination.

Section 3.4 TAXES. Manufacturer shall timely pay, and be fully responsible for, any and all taxes or similar charges or levies arising out of any payment, transaction, or activity under this Agreement, or otherwise applicable to, assessed upon, or levied against the manufacture, supply, or sale of any Supplied Compound pursuant to this Agreement (collectively, “Taxes”), including but not limited to any taxes, duties, or tariffs with respect to the export of API from the country(ies) in which Manufacturer’s facility(ies) may be located, any import taxes, duties, tariffs, or similar charges imposed on any raw materials used by Manufacturer in the manufacture of Supplied Compound, and any value added taxes, sales taxes, or the like imposed on such raw materials or the manufacture or sale of Supplied Compound hereunder, whether Cempra or Manufacturer is liable for such taxes or similar charges or levies under Applicable Laws. Manufacturer shall not pay income or similar taxes applicable to Cempra, its Affiliates, or Cempra Licensees or import taxes or duties triggered by the import of Supplied Compound into the destination country therefor designated by (or to which Supplied Compound is shipped by or on behalf of) Cempra, all of which shall, as between the Parties, be the responsibility of Cempra. Upon a request by Manufacturer, Cempra shall furnish all necessary information, and execute any reasonably required documentation, so that Manufacturer and Cempra obtain the benefits of any treaty with respect to any such Taxes, duties, tariffs, or other levies or charges. Each Party shall indemnify the other Party and its Affiliates, and shall save and hold other Party and its Affiliates harmless, from and against Losses attributable to all Taxes (or the nonpayment thereof) that are the responsibility of the other Party pursuant to this Section 3.4. The procedures set forth in Section 9.3 will apply with respect to such indemnification, provided that the Parties expressly acknowledge that any payment of Tax by a Party on behalf of the other Party hereunder will not constitute the settlement of a Third Party Claim.

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ARTICLE 4.

DELIVERY; ACCEPTANCE

A table of the relevant portion of INCOTERMS 2010 is provided below simply for reference purposes, provided that actual terms of this Agreement shall not be modified by any discrepancy between this table and actual meaning of relevant INCOTERMS 2010 provision(s):

Incoterm 2010	Export- Customs declaration	Carriage to port of export	Unloading of truck in port of export	Loading charges in port of export	Carriage (Sea Freight/ Air Freight) to port of import	Unloading charges in port of import	Loading on truck in port of import	Carriage to place of destination	Import customs clearance	Import taxes

FCA	Seller	Seller	Buyer	Buyer	Buyer	Buyer	Buyer	Buyer	Buyer	Buyer

Section 4.1 SHIPMENT. Delivery of Supplied Compound by Manufacturer shall be FCA (INCOTERMS 2010) Manufacturer’s designated facility in Mumbai, India, or such other location as mutually agreed on by Manufacturer and Cempra from time to time, Cempra (or, if applicable, its Authorized Purchaser) shall arrange for freight forwarding and carriage from Mumbai, India, or such other location as mutually agreed on by Manufacturer and Cempra from time to time, and Manufacturer (or its designated carrier) will load Supplied Compound onto the transport vehicle of Cempra’s (or, if applicable, its Authorized Purchaser’s) designated carrier at such location, at which time all title and risk of loss and damage to the Supplied Compound shall pass to Cempra (or, if applicable, its Authorized Purchaser), provided that, without limitation of, and in addition to, any of Manufacturer’s obligations under this Agreement with respect to reductions in the price to be charged hereunder for Supplied Compound, Manufacturer shall work in good faith with Cempra to lower the Commercial Purchase Price in an amount sufficient to enable the sum of the Commercial Purchase Price and costs incurred by Cempra (or its Authorized Purchaser) in connection with the shipment and import of Supplied Compound to Cempra’s (or its Authorized Purchaser’s) intended destination to at all times equal or be less than USD$[*] per kilogram. Manufacturer shall carry out all customs and export clearances necessary for the shipment and export of Supplied Compound out of Mumbai, India, or such other location as mutually agreed on by Manufacturer and Cempra from time to time, and, at its own expense, any export license or other governmental or regulatory approval required for such exportation. Manufacturer shall promptly bill Cempra for all Supplied Compound tendered and invoices shall be accompanied by the commercial bills of lading. Consistent with the foregoing, any expenses incurred by shipment from Mumbai, India, or such other location as mutually agreed on by Manufacturer and Cempra from time to time, would be the responsibility of Cempra. All Supplied Compound shall bear a true and accurate expiration date, and have, as of the date of receipt of such Supplied Compound by

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Section 4.2 Cempra, a remaining shelf life not less than [*] percent [*] of the longer of (i) the total stated shelf life of such Supplied Compound or (ii) such shelf as may be specified in the Specifications.

Section 4.3 SHIPMENT TIMING. Manufacturer shall schedule the timely shipment of the Supplied Compound pursuant to Cempra’s requirements as established by Cempra’s Purchase Orders as set forth in Section 2.2(b)(iii). For purposes of this Agreement, a timely shipment shall be a shipment approved, released, and delivered to the Cempra ship-to location no later than the date specified on the Purchase Order with completed batch records and samples. The Parties agree that for purposes of delivery, time is of the essence.

Section 4.4 PERFORMANCE CRITERIA. Purchase Order quantities delivered by Manufacturer of Supplied Compound may vary by up to [*] percent [*] from the quantities ordered of such Supplied Compound (i.e., may be between [*] percent [*] and [*] percent [*] of the actual Purchase Order amount). Such variance shall not constitute a breach of contract by Manufacturer, and Cempra shall be obligated to pay for the total amount delivered, up to one hundred five percent (105%) of the Purchase Order amount, even if in excess of the Purchase Order amount. Deliveries of Supplied Compound may only vary by up to ten (10) days from the specified Delivery Date (i.e., may be between ten (10) days before the specified Delivery Date and ten (10) days after the specified Delivery Date). Such variance in actual date of delivery shall not constitute a breach of contract by Manufacturer. All documentation accompanying shipments to Cempra will be prepared accurately and completely. Manufacturer will work in good faith with Cempra to prioritize and expedite delivery of materials and production in the event of inventory shortages.

Section 4.5 PACKAGING MATERIALS. Cempra shall have the right to reasonably specify package sizes, types, and labeling.

Section 4.6 INSPECTION; ACCEPTANCE; REJECTION; LATENT DEFECTS.

(a) Cempra or its Authorized Purchaser shall provide Manufacturer with written notice of its acceptance or rejection of any delivery of Supplied Compound within sixty (60) days of its receipt thereof at Cempra’s or its Authorized Purchaser’s facility. Any notice of rejection shall specify the reason(s) therefor. Should Cempra or its Authorized Purchaser fail to provide Manufacturer with written notice of its acceptance or rejection of any delivery of Supplied Compound within sixty (60) days of such receipt then the delivery shall be deemed to have been accepted by Cempra on the sixtieth (60th) day after delivery. In the event of any rejection by Cempra or its Authorized Purchaser, Manufacturer shall have fifteen (15) business days after receipt of such rejection notice within which to dispute such rejection. Notwithstanding anything to the contrary, Cempra’s or its Authorized Purchaser’s failure to reject any Supplied Compound in accordance with this subsection (a) shall not preclude Cempra from seeking a remedy under this Agreement with respect to such Supplied Compound.

(b) If Cempra or its Authorized Purchaser so notifies Manufacturer that any delivery of Supplied Compound, or any part thereof, is rejected, or Cempra or any Authorized Purchaser later notifies Manufacturer of any Supplied Compound supplied hereunder that (I) does not conform to the Specifications or did not conform with the explicit quality standards or quality obligations imposed on Manufacture under this Agreement and the Quality Agreement with respect to such Compound or Permitted Derivative or (II) was otherwise not manufactured, tested, packaged,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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stored, labeled, handled, released, delivered, and supplied hereunder in accordance with the Specifications, Applicable Law, and cGMP (any such Supplied Compound, “Nonconforming Compound”) and either (i) Manufacturer does not dispute such rejection or notice within the above-referenced fifteen (15) business day period or (ii) Manufacturer does dispute such rejection or notice but the rejection or notice with respect to such Supplied Compound as constituting Nonconforming Compound is confirmed by the process set forth in subsection (c) below, then, without limitation of any other rights or remedies available at law or in equity for any breach of this Agreement, Manufacturer shall immediately either, as elected by Cempra and without limitation of any other remedies that may be available under this Agreement, (a) deliver replacement Supplied Compound to Cempra at no additional cost to Cempra or (b) issue Cempra a refund or credit equal to the purchase price paid for such Nonconforming Compound

(c) If a delivery of Supplied Compound, or any portion thereof, is rejected due to Cempra’s determination that such Supplied Compound constitutes Nonconforming Compound, or Cempra or any Authorized Purchaser thereof later notifies Manufacturer of any Nonconforming Compound, and Manufacturer disputes such assertion within fifteen (15) business days of the relevant notice, then Cempra and Manufacturer shall submit the Supplied Compound in question to a mutually-agreed upon independent, nationally-recognized laboratory reasonably qualified to analyze the same to determine whether or not it met the Specifications and was manufactured, tested, packaged, labeled handled, stored, released, and shipped by Manufacturer in accordance with the Specifications, cGMP, and Applicable Law, and the Parties hereby bind themselves to accept and abide by the analysis of such independent laboratory. Cempra shall bear the reasonable, documented costs of such analysis if it determines that the Supplied Compound is not Nonconforming Compound. Manufacturer shall bear the reasonable, documented costs of such analysis if it determines that the Supplied Compound constitutes Nonconforming Compound. If the Supplied Compound is determined by such analysis not to constitute Nonconforming Compound, then Cempra shall pay Manufacturer for such Supplied Compound (to the extent not already paid for by Cempra), as well as any replacement Supplied Compound already provided by Manufacturer in connection with such rejected or nonconforming delivery. Supplied Compound that is properly rejected as Nonconforming Compound shall be destroyed at Manufacturer’s expense.

ARTICLE 5.

COMPLIANCE; QUALITY CONTROL

Section 5.1 COMPLIANCE AND RELATED MATTERS.

(a) Manufacturer covenants that the Facilities shall be in compliance with all Applicable Laws, including Applicable Laws and cGMP, at all times during the Term. Manufacturer shall comply with all Applicable Laws and cGMP in performing all of its obligations under this Agreement. Manufacturer shall be responsible for all costs and expenses related to compliance of the Facilities and its performance with Applicable Laws in accordance with the Specifications and cGMP. Supplied Compound shall be manufactured at the Facilities and the location of said Facilities shall not be changed without Cempra’s prior written consent. All Supplied Compound supplied hereunder shall be manufactured in accordance with the Specifications, cGMP and Applicable Laws.

(b) Manufacturer will not permit any person to use the Facilities or any other facilities owned, leased or otherwise controlled by Manufacturer or its Affiliates to manufacture

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Compound, any Supplied Derivative, any Derivative, or precursors or intermediates of any of the foregoing. Under no circumstances shall the Specifications be duplicated or reproduced by Manufacturer in any fashion nor shall they be utilized to support any kind of product development, modification or marketing conducted by Manufacturer or its Affiliates for any purpose other than to manufacture and supply Supplied Compound to Cempra and its Affiliates pursuant to the terms and conditions of this Agreement.

Section 5.2 QUALITY AGREEMENT. The Parties shall execute a quality agreement, in the form attached hereto as Exhibit D (the “Quality Agreement”), simultaneously with the execution of this Agreement. In the event of any conflict between this Agreement and the Quality Agreement with respect to matters related to quality control or cGMP, the Quality Agreement shall control and supersede the conflicting terms of this Agreement; in the event of any other conflict between this Agreement and the Quality Agreement, the terms of this Agreement shall govern and supersede the conflicting terms of the Quality Agreement. Each Party shall comply with its obligations set forth in the Quality Agreement.

Section 5.3 DMF; REGULATORY FILINGS.

(a) Cempra shall, as between the Parties, have the exclusive right to file, maintain, or hold any Regulatory Filings, including any DMF with respect to any Supplied Compound or any product, or approvals, licenses, or clearances resulting therefrom or related thereto, provided that, upon written notice from Cempra, Manufacturer shall use Commercially Reasonable Efforts to file and thereafter maintain a DMF with respect to one or more Supplied Compounds, at Manufacturer’s expense, in compliance with Applicable Law and in a manner consistent with the Specifications, and further provided that, at any time following such notice from Cempra, Manufacturer shall, upon Cempra’s written request, transfer and assign such DMF, and all rights related thereto, to Cempra or any designee thereof. To the extent Manufacturer is responsible for filing, maintaining, and holding a DMF with respect to any Supplied Compound pursuant to the foregoing, Manufacturer shall grant and hereby grants Cempra a royalty-free, fully-paid, perpetual, irrevocable, transferable, sublicenseable exclusive right to reference and use and have full access to such DMF and all supporting data, information, results, and other regulatory documents relating thereto.

(b) Manufacturer shall reasonably assist Cempra in the finalization of the chemistry, manufacturing, and controls portion of any and all Regulatory Filings or correspondence, as requested by Cempra in conjunction with Cempra’s, its Affiliates’, and Cempra Licensees’ preparation and submission of such materials to. appropriate Governmental Authorities (including but not limited to the FDA) with respect to Supplied Compound or Product. Manufacturer shall provide Cempra with all manufacturing procedures, controls for inactive ingredients and finished dosage forms, chemistry and stability information, and any other information reasonably necessary for the preparation of any regulatory applications, approvals, submissions, filings, or correspondence.

Section 5.4 QUALITY CONTROL PROGRAM; CERTIFICATIONS. Manufacturer shall maintain a written quality control program consistent with cGMP, as required by the FDA or any other Governmental Authority, which program, as amended or supplemented, shall be provided to Cempra from time to time. Prior to release of any Supplied Compound, Manufacturer shall test the Supplied Compounds in accordance with the testing procedures described in the Specifications, and shall provide Cempra with a certificate of analysis for each batch of each of the Supplied

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Compounds. At Cempra’s written request, Manufacturer shall prepare or cause to be prepared by its suppliers, as the case may be, all certifications as to any raw materials or Supplied Compound required of Cempra by cGMP or Applicable Laws (each, a “Materials Certification”). Such Materials Certifications shall include, without limitation, any and all required certifications related to raw materials derived from animal products.

Section 5.5 EQUIPMENT. Manufacturer shall obtain and maintain at its sole expense the equipment required to fulfill its obligations under this Agreement consistent with cGMP.

Section 5.6 APPROVAL FOR MANUFACTURING CHANGES; THIRD PARTY MANUFACTURING.

(a) Manufacturer agrees that no changes will be made to any materials, outside suppliers, equipment or methods of production or testing for the Supplied Compound without Cempra’s prior written approval. Upon written approval or request of Cempra, Manufacturer shall make the approved or requested changes in manufacturing procedures in a manner consistent with cGMP and other Applicable Laws. Manufacturer will not contract out all or any part of the manufacturing or other obligations hereunder to a Third Party without Cempra’s prior written approval.

(b) The Specifications shall be amended or supplemented to comply with cGMP and Applicable Law and may be otherwise amended or supplemented (including, without limitation, for the purpose of incorporating improvements or reducing Fully-Burdened Manufacturing Costs or other costs incurred by, or that are the responsibility of, Manufacturer with respect to the performance of its obligations hereunder) from time to time upon written notice or request to Manufacturer by Cempra (and Manufacturer shall comply with any such amended or supplemented Specifications by the date specified in such notice or request). In the event such amendment by Cempra increases the actual cost to Manufacturer for the manufacture of the Supplied Compound, other than amendment to comply with any cGMP, other Applicable Laws, or the request or requirement of any Governmental Authority, the parties shall use Commercially Reasonable Efforts in good faith to agree in advance of the implementation of any such change on the amount of additional compensation therefor, which shall not in any event exceed the reasonable, documented direct cost thereof. In the event any amendment to the Specifications (whether required by cGMP, Applicable Law, or any Governmental Authority, requested by Cempra, or proposed by Manufacturer and approved by Cempra) or other changes to manufacturing processes decreases Fully-Burdened Manufacturing Costs or any other costs incurred by, or that are the responsibility of, Manufacturer with respect to the performance of its obligations hereunder, the Clinical Supply Price and Commercial Supply Price shall decrease by the amount of such decrease consistent with Section 3.3(b).

(c) The cost of any changes to the Manufacturer’s facilities generated by changes in cGMP or Applicable Laws, or otherwise requested or required by any Governmental Authority, shall be Manufacturer’s sole expense. If Manufacturer requests changes to the Specifications, such request must be approved first in writing by Cempra prior to implementation by Manufacturer.

(d) If Manufacturer requests any changes to the Specifications, such changes may only be implemented by Manufacturer, and shall only be effective hereunder, if approved in writing and in advance by Cempra (which approval Cempra may grant or withhold in its sole discretion).

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Section 5.7 NOTIFICATION OF INSPECTIONS. Manufacturer agrees to notify Cempra in writing immediately of any inquiries, notifications, correspondence or inspection activity by, from, or with any Governmental Authority in regard to any Supplied Compound, the manufacture, handling, storage, or shipment thereof under this Agreement, or any Facilities. Manufacturer represents and warrants that, as of the Effective Date, is not the subject of any inquiries, notifications, or inspection activity by any Governmental Authority. Manufacturer shall be responsible for handling and responding to any appropriate governmental agency inspections, requests, or inquiries applicable to manufacturers (and not regulatory approval holders or parties submitting Regulatory Filings with respect to a particular product or drug) with respect to manufacturing of Supplied Compound during the Term, subject to any applicable terms of this Agreement (including but not limited to, any FDA Form 483 Establishment Inspection Reports, warning letters, or similar items). Manufacturer shall, within seven (7) days of receipt by Manufacturer, provide to Cempra copies and a reasonably detailed description of any (i) request, inquiry, or inspection made by, or correspondence from, any Governmental Authority with respect to Supplied Compound or its manufacture, shipping, handling, or storage and (ii) any response thereto or information provided in response with respect to the foregoing by Manufacturer, provided that, when reasonably practicable, Cempra shall be provided a reasonable opportunity to review and comment on any and all such responses to or correspondence with, and attend or participate in any inspection or meeting with or by, any Governmental Authority. Manufacturer shall use best efforts to promptly (but in any event within seven (7) days) (i) advise Cempra of any requests by any Governmental Authority for any inspections with respect to the manufacturing of Supplied Compound and (ii) provide Cempra with copies of any correspondence related thereto, provided that, when reasonably practicable, Cempra shall be provided an opportunity to attend or participate in any resulting inspection or meeting. In the event any Governmental Authorities request information or data during an inspection of a manufacturing site of Manufacturer that are in the possession or control of Cempra, Cempra shall use Commercially Reasonable Efforts to promptly provide such information or data to such Governmental Authority or Manufacturer.

Section 5.8 PRODUCTION SAMPLES. Manufacturer shall provide Cempra with reasonable amounts of production samples of the Supplied Compound and copies of completed batch records upon request, and will provide a written certificate of analysis with each lot of Supplied Compound.

Section 5.9 BATCH FAILURE. Manufacturer agrees to notify Cempra in writing within a reasonable period of time not to exceed seven (7) business days of discovery of any batch failure for Supplied Compound, and provide Cempra with copies of all batch records associated with such batch failure within seven (7) days of such failure. If any batch failure of Supplied Compound could result in Manufacturer failure to meet Cempra’s requested delivery dates or amounts of Supplied Compound, or upon Manufacturer’s learning of any failure of any batch of Supplied Compound to satisfy the Specifications or cGMP, Manufacturer shall promptly notify Cempra in writing. Both parties agree that during the investigation and resolution of compliance/manufacturing issues, mutually agreed upon written timelines will be established in good faith.

Section 5.10 INSPECTION. Cempra, or any authorized representatives of Cempra (including any representatives of any Affiliate of Cempra or Cempra Licensee), shall have the right during normal business hours (which shall include, but not be limited to, any time during

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Section 5.11 production or after normal business hours if reasonably requested and in connection with a production run that commenced during normal business hours) and with at least 5 days advance written notice to visit the Facilities for the purpose of observing the manufacturing, packaging, testing, handling, warehousing, and storage of the Supplied Compound, to audit and inspect for compliance with Applicable Laws, cGMP, the Specifications, and this Agreement, and to audit or inspect all books and records related to Manufacturer’s performance under this Agreement or manufacture and supply of Supplied Compound. Any concerns raised by Cempra must be addressed by Manufacturer as soon as reasonably possible, with an outlined action plan for remedy, but in any event no later than thirty (30) days following Cempra’s raising such concerns or, if earlier, any date by which a Governmental Authority or Applicable Law requires such concerns to be addressed. Cempra, or any authorized representatives of Cempra (including any representatives of any Affiliate of Cempra or Cempra Licensee), shall also have the right to be present at an inspection referenced in Section 5.7, provided that such inspection specifically relates to any Supplied Compound.

Section 5.12 CLEANING VALIDATION. Manufacturer shall maintain a cleaning validation master plan for all manufacturing, packaging, and laboratory equipment used to produce the Supplied Compound. This master plan will include timelines agreed to by both Manufacturer and Cempra for the completion of all cleaning validation studies.

Section 5.13 PROCESS VALIDATION. Both parties agree that process validation is the responsibility of Manufacturer. The development and execution of validation studies will be performed by Manufacturer at its expense in consultation with Cempra.

Section 5.14 EQUIPMENT IQ/OQ. Manufacturer will review all equipment used in the manufacture of Supplied Compound and establish the IQ/OQ status of each. Manufacturer will also develop a plan with mutually agreed upon dates for IQ/OQ completion for all equipment. Manufacturer will establish the IQ/OQ status of all equipment supplied by Cempra used in the manufacture of the Supplied Compound. The above is to be accomplished following cleaning validation but no later than [*].

Section 5.15 ANALYTICAL METHOD VALIDATION. Analytical method validation and transfer will be performed by Manufacturer and completed by [*].

Section 5.16 ANNUAL COMPOUND REVIEW. Manufacturer agrees to provide documentation to Cempra regarding (i) a review of a representative number of batches, whether approved or rejected, and, where applicable, records associated with the batch and (ii) a review of complaints, Recalls, returned or salvaged drug products, and investigations conducted for the Supplied Compound or Products, in each case, pursuant to 21 CFR 211.180(e)1 and (e)2 on an annual basis.

Section 5.17 COMPOUND DESTRUCTION. Supplied Compound manufactured for Cempra and deemed rejected by Cempra or Manufacturer must be destroyed in accordance with the products destruction procedures provided by Cempra. Manufacturer shall provide to Cempra: (i) a certificate of destruction prior to destruction; and (ii) a notarized certificate of destruction when destruction takes place. Manufacturer shall destroy or dispose of such rejected batches at Manufacturer’s expense, unless otherwise approved in writing by Cempra, and an officer of Manufacturer shall provide Cempra with a notarized certificate of destruction confirming that all

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Section 5.18 Supplied Compound has been destroyed and documenting proper procedures for material destruction. Manufacturer shall properly dispose of all reject batches or materials used in the manufacturing process in accordance with all Applicable Laws. Without limitation of Manufacturer’s obligations under this Agreement, Manufacturer shall be entitled to retain a copy of any documentation related to the foregoing for audit and regulatory purposes as per Applicable Laws.

ARTICLE 6.

TERM; RENEWAL; SUSPENSION; TERMINATION

Section 6.1 TERM. This Agreement shall become effective as of the Effective Date and unless earlier terminated shall continue in full force and effect until December 31, 2019 (the “Initial Term”).

Section 6.2 RENEWAL. After the end of the third complete Calendar Year following the Effective Date (i.e. December 31, 2016), and at the end of each Calendar Year thereafter (such third complete Calendar Year and each Calendar Year thereafter, a “Notice Year”), the Initial Term shall automatically extend for an additional year (each an “Extension Term”, and all Extension Terms, collectively with the Initial Term, the “Term”) unless either party gives written notice to the other party sixty (60) days prior to the end of such Notice Year of its intent to terminate, in which case the Agreement shall terminate at the end of the then-effective Term (i.e. December 31st of the third Calendar Year following the end of the Notice Year).

Section 6.3 TERMINATION BY EITHER PARTY. Each Party shall have the right to terminate this Agreement immediately, upon written notice to the other Party, if (i) the other Party files a petition in bankruptcy; (ii) the other Party applies for or consents to the appointment of a receiver or trustee; (iii) the other Party makes an assignment for the benefit of creditors; (iv) the other Party becomes subject to an attachment of, execution upon, or other judicial seizure of, all or substantially all of its assets; (v) the other Party becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings are not dismissed within one hundred and twenty (120) days); or (vi) the other Party materially breaches this Agreement and does not remedy such breach within sixty (60) days after the date upon which written notice of such breach was given to such Party by the other Party.

Section 6.4 TERMINATION BY CEMPRA. Cempra shall have the right to terminate this Agreement immediately, upon written notice to Manufacturer, at any time following Cempra’s (or any Cempra Affiliate’s or Cempra Licensee’s) decision to cease further clinical development or sale of Product after Cempra notifies Manufacturer of such cessation.

Section 6.5 SURVIVAL. Notwithstanding any other provision of this Agreement, all of the rights, duties and obligations of the parties under Articles 1, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, and 18 and Sections 2.5(c), 2.7, 3.3(d), 3.4, 4.5, 5.1, 5.2 (with respect to the second sentence thereof), 5.3, 5.7, 5.8, 5.9, 5.10, 5.15, 5.16, 6.5, 6.6, 7.1, and 7.4 shall survive the expiration or termination of this Agreement, as well as any sections that, by their nature, would reasonably be anticipated or intended to survive the expiration or termination of this Agreement.

Section 6.6 DELIVERY AND PAYMENT UPON TERMINATION. To the extent not delivered prior to termination or expiration, Manufacturer shall, in accordance with the terms of this

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Agreement supply Cempra with all Supplied Compound which is the subject of any unfulfilled, uncanceled Purchase Orders remaining outstanding as of termination or expiration of this Agreement, and Cempra shall pay Manufacturer for all Supplied Compound, other than Nonconforming Compound, so delivered under this Agreement in accordance with its terms.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

Section 7.1 MANUFACTURER REPRESENTATIONS AND WARRANTIES. Manufacturer hereby represents and warrants that:

(a) The manufacture, packaging, handling, and shipment of the Supplied Compounds will not, to Manufacturer’s knowledge, infringe on or constitute misappropriation of any Third Party’s intellectual property rights. Any patents or other intellectual property rights Manufacturer has knowingly utilized in connection with the manufacture, packaging, handling, and shipment of the Supplied Compounds, other than those owned or controlled by Cempra, are the property of Manufacturer or are properly licensed to it and (i) may be lawfully used in the manner used by Manufacturer and (ii) are included, without breach of any agreement Manufacturer may have with any third party, in the rights granted Cempra under Sections 11.2(c) and 11.3.

(b) The manufacturing of Supplied Compounds is carried out as per Cempra’s written instruction and specifically designated synthetic process and, except to the extent (x) any Key Reagent supplied by Cempra under Section 3.3(c) that does not comply with the warranty set forth in Section 7.2(b) is unknowingly used by Manufacturer to manufacture Supplied Compound supplied to Cempra hereunder or (y) Cempra’s above-referenced written instruction or specifically designated synthetic process would, in the case of either (x) or (y), directly cause any of the following circumstances described in this clause (b), the Supplied Compounds shall not contain any material, nor shall there be any other condition, that would cause any the Supplied Compound or any Product to be adulterated within the meaning of Section 501, or misbranded within the meaning of Section 502, of the FDC Act or, in either case, any equivalent Applicable Law outside the United States.

(c) The manufacture, packaging, generation, processing, distribution, transport, treatment, storage, disposal and other handling of Supplied Compound by or on behalf of Manufacturer shall be in accordance with and conform to the Specifications, cGMP, and Applicable Laws.

Section 7.2 CEMPRA REPRESENTATIONS AND WARRANTIES. Cempra hereby represents and warrants that:

(a) to its knowledge as of the Effective Date, Manufacturer’s performance of, and compliance with, the specific chemical process(es) and explicit instructions provided by Cempra in writing for the synthesis of Supplied Compound hereunder will not infringe on or constitute misappropriation of any Third Party’s intellectual property rights;

(b) to the extent Cempra provides any Key Reagents to Manufacturer for the manufacture of Supplied Compound under Section 3.3(c), such Key Reagent(s) supplied by Cempra shall be of reasonably appropriate quality and purity for purposes of Manufacturer’s manufacturing of Supplied Compound in accordance with the terms of this Agreement; and

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(c) to Cempra’s knowledge, any Key Reagent(s) supplied by Cempra to Manufacturer for the manufacture of Supplied Compound under Section 3.3(c) shall not have been manufactured by any process that infringes on or constitutes misappropriation of any Third Party’s intellectual property rights.

Section 7.3 REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Each Party represents and warrants to the other that, as of the date hereof:

(a) it is duly organized and validly existing under the laws of its jurisdiction of organization, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any governmental authority having jurisdiction over it;

(d) it is aware of no action, suit or inquiry or investigation instituted by any governmental agency or other Third Party that questions or threatens the validity of this Agreement; and

(e) all necessary consents, approvals and authorizations of all governmental authorities and Third Parties required to be obtained by such Party to enter into this Agreement and to perform under and pursuant to this Agreement have been obtained (provided, however, that the foregoing shall not be construed as a representation or warranty concerning non-infringement of intellectual property rights of Third Parties).

Section 7.4 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, THE PARTIES DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF ANY THIRD PARTY.

ARTICLE 8.

RECORDS AND INSPECTION AND SAMPLE RETENTION

Section 8.1 DOCUMENTS TO BE RETAINED. Manufacturer shall maintain accurate and complete records with respect to its costs, obligations and performance under this Agreement. All such records shall be available for Cempra’s (or its Affiliates’ or any Cempra Licensees’) audit, inspection and reproduction during normal business hours upon reasonable written request.

Section 8.2 DOCUMENT RETENTION. The records described in Section 8.1 and all records relating to the manufacture, stability and quality, control of all Supplied Compound shall be

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retained by Manufacturer for the longer of (i) three 3 years or (ii) such period as is required by Applicable Law, provided that, prior to the destruction of any such record, written notice shall be provided to Cempra by Manufacturer, and Cempra shall have the right to request and retain said record (and, in such event, Manufacturer shall promptly provide such record to Cempra).

Section 8.3 SAMPLE RETENTION. Manufacturer shall retain samples, as required to comply with cGMP or Applicable Law with respect to the manufacture of Supplied Compound or corresponding Product or, if not required by cGMP or Applicable Law, in such reasonable amount as may be determined by Manufacturer in its reasonable discretion, from each batch of Supplied Compound for a period of two (2) years after the shipment of such batch hereunder or such longer period required by cGMP for record keeping, testing and regulatory purposes.

ARTICLE 9.

INDEMNIFICATION

Section 9.1 INDEMNITY BY MANUFACTURER. Manufacturer shall indemnify, defend and hold Cempra, any Cempra Affiliate, any Cempra Licensee, and any of the foregoing’s respective directors, officers, employees and agents (each an “Cempra Indemnitee”) harmless from and against all Losses arising from any Third Party claim, demand, suit, action or proceeding (a “Third Party Claim”) to the extent arising out of (a) Manufacturer’s supply of any Nonconforming Compound or any Cempra Indemnitee’s manufacture, use, sale, offer for sale, import, or export of any Product manufactured using Nonconforming Compound, (b) Manufacturer’s breach of this Agreement, (c) Manufacturer’s gross negligence or willful misconduct, or (d) Manufacturer’s failure to comply with Applicable Law. The foregoing indemnification obligations shall not apply in each case to the extent any particular Loss is a direct result of (i) Cempra’s, its Affiliates’, any Cempra Rep’s, or any Cempra Licensees’ failure to comply with Applicable Law, (ii) breach of any of this Agreement by Cempra, its Affiliates, any Cempra Rep, or any Cempra Licensees or (iii) any gross negligence or willful misconduct of Cempra, any Affiliate thereof, any Cempra Licensees, or any Cempra Rep.

Section 9.2 INDEMNITY BY CEMPRA. Cempra shall indemnify, defend and hold Manufacturer and its Affiliates and their respective directors, officers, employees and agents (each a “Manufacturer Indemnitee”) harmless from and against all Losses arising from any Third Party Claim to the extent arising out of (a) the use, manufacture, sale, offer for sale, import, or export by Cempra, any Affiliate thereof, any Cempra Licensee, any authorised representative of Cempra with respect to Supplied Compound or Products (an “Cempra Rep”) or any other Third Party under contract to any of the foregoing, of any Supplied Compounds, other than Nonconforming Compounds, supplied under this Agreement or Products incorporating Supplied Compound, other than Nonconforming Compound, supplied under this Agreement, (b) Cempra’s, its Affiliates’, any Cempra Rep’s, or any Cempra Licensees’ failure to comply with Applicable Law, (c) breach of any of this Agreement by Cempra, its Affiliates, any Cempra Rep or any Cempra Licensees or (d) any gross negligence or willful misconduct of Cempra, any Affiliate thereof, any Cempra Licensees, or any Cempra Rep. The foregoing indemnification obligations shall not apply in each case to the extent any particular Loss is a direct result of (i) Manufacturer’s supply of any Nonconforming Compound or any Cempra Indemnitee’s manufacture, use, sale, offer for sale, import, or export of any Product manufactured using Nonconforming Compound, (ii) Manufacturer’s breach of this Agreement, (iii) Manufacturer’s gross negligence or willful misconduct, or (iv) Manufacturer’s failure to comply with Applicable Law.

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Section 9.3 PROCEDURES. Each Party’s agreement to indemnify, defend, and hold harmless under Section 9.1 or 9.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the allegedly or actually indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, as reasonably requested by the indemnifying Party and at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, and (e) furnishing promptly to the indemnifying Party copies of all notices and documents (including court papers) received by any indemnified party in connection with the Claim for which indemnification is being sought; provided, however, that, if the party entitled to indemnification hereunder fails to comply with any of the foregoing conditions, the indemnifying Party will only be relieved of its indemnification obligation under this Agreement to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any claim, demand or action subject to indemnification under this Section 9 in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may adversely affect any Cempra Intellectual Property or Cempra’s (or its Affiliates’ or Cempra Licensees’) ability to make, use, sell, import, or export Compound, Supplied Derivative, Derivatives, or Products without Cempra’s prior written consent.

Section 9.4 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, FOR ANY CONSEQUENTIAL, INCIDENTAL, LIQUIDATED, SPECIAL OR INDIRECT DAMAGES OR LOSSES, OR LOSS OF PROFITS (SUBJECT TO ARTICLE 14), EARNINGS, GOODWILL, SAVINGS OR BUSINESS SUFFERED BY MANUFACTURER OR CEMPRA, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, REGARDLESS OF ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY AVAILABLE UNDER THIS AGREEMENT; PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 9.1 AND 9.2 ABOVE, OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF ARTICLE 10.

Section 9.5 No Limitation. Nothing in this Agreement shall exclude or purport to exclude any party’s or person’s liability to the extent that it may not be excluded under Applicable Law, including any such liability for death or personal injury caused by a party’s negligence, or liability for fraud or fraudulent misrepresentation.

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ARTICLE 10.

CONFIDENTIALITY

Section 10.1 TREATMENT OF CONFIDENTIAL INFORMATION. Both during the Term and thereafter, Manufacturer shall treat all Cempra Confidential Information, and Cempra shall treat all Manufacturer Confidential Information, in accordance with the requirements of this Article 10. For convenience, Cempra Confidential Information and Manufacturer Confidential Information are both referred to in this Article 10 as “Confidential Information” for purposes of establishing the obligations of each Party with regard to the other Party’s Confidential Information.

(a) Nondisclosure. Confidential Information disclosed by or on behalf of (or otherwise being deemed, under the definition of Confidential Information provided in Article 1, the Confidential Information of) a Party (the “Disclosing Party”) shall be kept strictly confidential by the other Party (the “Receiving Party”) and, except as expressly permitted herein, shall not be disclosed to any Third Party by the Receiving Party in any manner whatsoever, in whole or in part, without first obtaining the Disclosing Party’s prior written consent to such disclosure. The standard of care required of the Receiving Party in protecting the confidentiality of the Disclosing Party’s Confidential Information shall be at least the same standard of care that the Receiving Party uses in protecting its own Confidential Information, but in no event shall the Receiving Party use less than a reasonable standard of care. Confidential Information may be used by the Receiving Party only for the purpose of performing its obligations or exercising its rights under this Agreement.

(b) Permitted Exceptions. The Receiving Party may disclose the Disclosing Party’s Confidential Information (i) to the Receiving Party’s employees, officers, authorised representatives, contractors, or advisors and financing sources in connection with this Agreement who reasonably need to know such information for the purpose of advising or assisting the Receiving Party in connection with this Agreement (each, a “Representative”), (ii) to the extent required by Applicable Laws, and then only in accordance with Section 10.2, (iii) in the case of Manufacturer as the Receiving Party of Cempra Confidential Information, to the extent reasonably necessary to manufacture the Supplied Compound, provided that any such disclosure by Manufacturer shall be under reasonable conditions of confidentiality in all instances where commercially reasonable to do so, and (iv) in the case of Cempra as the Receiving Party of Manufacturer Confidential Information, as necessary or reasonably useful for the manufacture, sale, import, or export of Product, Compound, any Supplied Derivative, any Derivative, or any analog or derivative of any of the foregoing, provided that any such disclosure by Manufacturer shall be under reasonable conditions of confidentiality in all instances where commercially reasonable to do so. Prior to disclosing any Confidential Information to any Representative pursuant to this Section 10.1(b), the Receiving Party will inform such Representative of the proprietary nature of the Confidential Information and will require such Representative to agree in writing (except in the case of outside legal advisors or auditors engaged to prepare Manufacturer’s financial statements, who may orally agree) to be bound by the requirements of this Article 10, or provisions substantially as protective as this Article 10, and not to use or disclose the other Party’s Confidential Information except as permitted herein. Each Party agrees to be responsible for any breach of these confidentiality obligations by its Representatives.

(c) Use of Confidential Information. Cempra’s Confidential Information shall only be used by Manufacturer for purposes of manufacturing and supplying Supplied Compound under

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this Agreement. Cempra shall only use Manufacturer’s Confidential Information to the extent reasonably necessary or useful in developing, making, having made, selling, offering for sale, using, importing, or exporting Compound, any Supplied Derivative, any Derivative, or any derivatives or analogs of any of the foregoing, or Products or exercising its rights under Sections 11.2(c) and 11.3.

Section 10.2 NOTIFICATION OF MANDATORY DISCLOSURE.

(a) Procedures. In the event that the Receiving Party is required by Applicable Laws or by judicial or administrative process to disclose any part of the Disclosing Party’s Confidential Information, the Receiving Party shall (i) promptly notify the Disclosing Party in writing of each such requirement and identify the Confidential Information required to be disclosed thereby, so that the Disclosing Party may seek an appropriate protective order, confidential treatment, or other remedy with respect to such disclosure, (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement, (iii) assist the Disclosing Party in seeking a protective order or equivalent, as reasonably requested thereby, and (iv) comply with any applicable protective order or equivalent.

(b) Limitations. If, in the absence of such a protective order, confidential treatment, or other remedy with respect to such disclosure requirement, the Receiving Party is nonetheless required by Applicable Laws or by judicial or administrative process to disclose any part of the Disclosing Party’s Confidential Information, the Receiving Party may disclose such part of the Disclosing Party’s Confidential Information without liability under this Agreement, except that the Receiving Party shall (i) furnish only that portion of the Disclosing Party’s Confidential Information which is legally required and (ii) use Commercially Reasonable Efforts to obtain an order or other reliable assurances that confidential treatment will be accorded to the portion of such Confidential Information so required to be disclosed.

ARTICLE 11.

INTELLECTUAL PROPERTY RIGHTS

Section 11.1 CEMPRA INTELLECTUAL PROPERTY. Manufacturer shall not enjoy nor exercise any proprietary or property right or otherwise have any other right, title or interest in intellectual property owned, licensed, or controlled by Cempra or any Affiliate thereof (“Cempra Intellectual Property”), and Manufacturer shall not represent to any Third Party that is has any such proprietary or property right, or any other right, title or interest, other than the right to manufacture Supplied Compound for Cempra as set forth hereunder.

Section 11.2 OWNERSHIP OF DATA AND INVENTIONS CONCERNING SUPPLIED COMPOUND.

(a) All data, information, results, analyses, and reports thereof generated by or on behalf of Manufacturer or any of its Affiliates with respect to any Supplied Compound, or the manufacture, storage, or testing of any of the foregoing in the course of performing Manufacturer’s obligations under this Agreement or performing under any prior agreement or relationship between the Parties, other than Manufacturer Inventions (“Compound Data”), and all intellectual property rights related thereto, shall be owned solely by Cempra, and Manufacturer hereby assigns all right, title, and interest therein to Cempra, free and clear of all liens, claims, and encumbrances, provided that Manufacturer shall have the nonexclusive right to use such information to the extent necessary to perform its obligations hereunder.

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(b) All developments, inventions, improvements, discoveries (whether patentable or not) that (i) were or are conceived, developed, invented, generated, or reduced to practice by or on behalf of Manufacturer or any Affiliate thereof (or any Representative of either of the foregoing), solely or jointly with Cempra, any Affiliate thereof, or any Third Party, prior to, during, or after the expiration of the term of this Agreement, (ii) relate to the use, composition, or manufacture of any Supplied Compound or Products (and not any other compound or product), and (iii) result from Manufacturer’s or any of its Affiliate’s (or any of Cempra’s or its Affiliates’ Representative’s) activities or performance under this Agreement or any prior agreement or relationship between the Parties (including but not limited to the CDA, Clinical QA, or 2011 WO) or access to or use of Cempra’s Confidential Information, Compound, or any Supplied Derivative (“Cempra Inventions”), and all intellectual property rights related thereto, shall be owned solely by Cempra, and Manufacturer hereby assigns and agrees to assign all right, title, and interest in all Inventions and intellectual property rights related thereto to Cempra, free and clear of all liens, claims, and encumbrances.

(c) Manufacturer shall take, and cause its Affiliates and any Representatives of it or its Affiliates to take, any action reasonably necessary to effect Cempra’s ownership of Cempra Inventions and Compound Data pursuant to the foregoing. To the extent it may be deemed by operation of Applicable Laws at any time that Cempra is not or cannot be the sole owner of any Cempra Inventions or Compound Data, Manufacturer hereby irrevocably grants to Cempra and its successors and assigns the unrestricted, world wide, exclusive, royalty-free, fully-paid, perpetual, irrevocable, and transferable right, with rights of sublicense, under Cempra Inventions, Compound Data, and any intellectual property rights related to either of the foregoing, to make, have made, use, sell, offer for sale, and import Cempra Inventions or any compounds or products. Manufacturer agrees to execute, and to cause its Affiliates and their collective Representatives to execute, at any time, all instruments of assignment and other documentation necessary or requested by Cempra for the purpose of perfecting or maintaining ownership rights in all Compound Data and Cempra Inventions.

Section 11.3 MANUFACTURER INVENTIONS.

(a) With respect to any intellectual property rights, owned, licensed, or controlled by Manufacturer or any Affiliate thereof, other than Cempra Inventions, Compound Data, or intellectual property rights owned by Cempra pursuant to the terms of the CDA (which shall not be limited by this Agreement), that (i) relate to or are necessary or useful for the manufacture, use, or sale of any Supplied Compound or Products and (ii) resulted from Manufacturer’s or any of its Affiliate’s (or any of Cempra’s or its Affiliates’ Representative’s) activities or performance under this Agreement or any prior agreement or relationship between the Parties (including but not limited to the CDA, Clinical QA, or 2011 WO) or access to or use of Cempra’s Confidential Information, Compound, or any Supplied Derivative, Manufacturer hereby grants Cempra a royalty-free, fully-paid, perpetual, irrevocable, and transferable right, with rights of sublicense, under such intellectual property rights to develop, make, have made, use, sell, offer for sale, and import Compound, any Supplied Derivative, any Derivative, or any derivative or analog of any of the foregoing, Products, or other products incorporating any of the foregoing, which right shall be exclusive with respect to Supplied Compounds and Products incorporating any Supplied Compound(s) and nonexclusive in all other cases.

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(b) With respect to any intellectual property rights, owned, licensed, or controlled by Manufacturer or any Affiliate thereof, other than Cempra Inventions, Compound Data, or intellectual property rights owned by Cempra pursuant to the terms of the CDA (which shall not be limited by this Agreement) that were practiced, applied to, or incorporated in the Supplied Compounds provided to Cempra hereunder and are necessary or useful for the manufacture, use, sale, or import of Products incorporating such Supplied Compounds, Manufacturer hereby grants Cempra a royalty-free, fully-paid, perpetual, irrevocable, and transferable nonexclusive right, with rights of sublicense, under such intellectual property rights to develop, make, have made, use, sell, offer for sale, and import Products incorporating any such Supplied Compounds.

ARTICLE 12.

DEBARMENT

Manufacturer represents and warrants that neither Manufacturer nor any Representative of Manufacturer who is directly concerned with the performance of any manufacturing or other services under this Agreement has been debarred pursuant to the FDC Act or any equivalent law or regulation outside of the United States, is currently excluded, debarred, suspended, or otherwise ineligible to participate in U.S. Federal health care programs, U.S. Federal procurement or nonprocurement programs, or any foreign equivalents thereof, nor is subject to any potential or pending proceedings with respect to any of the foregoing. If Manufacturer or any of its Representatives concerned with Manufacturer’s performance under this Agreement subsequently becomes debarred, excluded, suspended or ineligible as set forth above, or is convicted of a criminal offense under any law or regulation providing for mandatory exclusion from participation in any government health care programs, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, Manufacturer agrees immediately to notify Cempra in writing of such event. Manufacturer represents that it has, prior to entering this Agreement, complied with the requirements set forth in Exhibit E, and acknowledges that its completion of the certification form in Exhibit E is being relied upon by Cempra as an inducement to entering into this Agreement. Manufacturer covenants and warrants that it shall comply with the requirements set forth in Exhibit E. Failure of Manufacturer to comply with this provision or with the requirements set forth in Exhibit E shall be a material breach of this Agreement.

ARTICLE 13.

INSURANCE

Manufacturer shall at all times maintain in full force and effect, with a reputed insurer, insurance coverage that is no less than Commercially Reasonable in amount and type of coverage in light of the activities to be undertaken hereunder, the nature of the Supplied Compound and Products, and Manufacturer’s potential liabilities and indemnification obligations hereunder, and which, in any event, shall include coverage of no less than the following types and limits: (i) worker’s compensation insurance in accordance with the statutory requirements of the jurisdictions in which services are to be performed; (ii) employer’s liability insurance with a minimum limit of [*] Dollars [*]; (iii) automobile liability insurance covering all owned, non-owned and hired automobiles, with a minimum [*] Dollars [*] combined single limit for bodily injury and property damage per occurrence; and (iv) risk property, general liability, product liability/completed operations, and umbrella insurance coverage including transit coverage and contractual liability covering the party’s obligations to indemnify the other party under this

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Agreement, each with a minimum [*] Dollars [*] combined single limit per occurrence. Cempra shall be named as an additional insured on such policies. Manufacturer’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with the foregoing in favor of Cempra. Manufacturer shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Manufacturer’s maintenance of insurance in accordance with this Article 13 shall be evidenced to Cempra by a certificate of insurance which shall provide that thirty (30) days advance written notice of cancellation or material change in the policy be given to Cempra, and Manufacturer shall provide copies of such certificates to Cempra at any time upon Cempra’s written request. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Manufacturer’s indemnity or other liability under this Agreement.

ARTICLE 14.

PRODUCT RECALL

In the event that any Governmental Authority issues or requires a recall, field correction, market withdrawal (a recall field correction, or market withdrawal, a “Recall”), or takes similar action, in connection with the Supplied Compound or Products, or in the event either Party determines an event, incident or circumstance has occurred which may result in the need for a Recall in connection with any Supplied Compound or Product, the Party notified of or calling for such Recall or other action shall notify the other Party as soon as reasonably practicable, and Manufacturer shall reasonably cooperate with Cempra to implement the same; provided, however Cempra shall (i) have final authority as to the actions to be taken (or not taken) in connection with any Recall and (ii) be responsible for all costs associated therewith except as otherwise explicitly provided for herein, provided that, notwithstanding the foregoing, (a) Manufacturer shall reimburse Cempra for all costs and expenses incurred by Cempra, any Affiliate thereof, or any Cempra Licensee in procuring or complying with the requirements of any Recall of Products manufactured using Nonconforming Compound sold hereunder that results from Nonconforming Compound attributable to Manufacturer’s failure to manufacture, test, package, store, label, release, or, to the extent being shipped or transported by or on behalf of Manufacturer prior to Supplied Compound being made available to Cempra under Section 4.1, ship any Supplied Compound in accordance with the Specifications and cGMP (such Nonconforming Compound, a “Manufacturer Nonconformity”) and (b) Manufacturer shall not have any rights to effect any Recall without Cempra’s prior written approval, in Cempra’s sole discretion, provided that, to the extent any such Recall of Products is directly attributable to Manufacturer’s unknowing use, in the manufacture of Supplied Compound supplied to Cempra hereunder, of any Key Reagent provided to Manufacturer by Cempra under Section 3.3(c) that does not materially conform to the warranty set forth in Section 7.2(b), and Manufacturer was not aware (and could not reasonably have been aware) of such Key Reagent nonconformity at the time Manufacturer released such Supplied Compound to Cempra, Manufacturer shall not be responsible for the costs and expenses of Cempra incurred with respect to such Recall. Without limiting the foregoing, Manufacturer shall, at Manufacturer’s option, either (x) replace the Supplied Compound which is the subject of such Manufacturer Nonconformity at no additional cost to Cempra as soon as reasonably practicable or (y) reimburse Cempra for the amount paid to purchase and ship the Supplied Compound which is the subject of such Manufacturer Nonconformity, provided that the foregoing shall not be construed to limit (1) Manufacturer’s indemnification obligations under Section 9.1 or (2) Manufacturer’s obligations under the preceding sentence of this Article 14. For the purposes of

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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this Agreement, expenses of Recall include, but are not limited to, the expenses of notification and destruction or return of the Recalled Supplied Compound or Products manufactured therewith, the sum paid by Cempra to Manufacturer for the Supplied Compound incorporated in the Recalled Products, all costs relating to Cempra’s, its Affiliates’, and Cempra Licensees’ testing, packaging, shipping and supplying the Supplied Compound or Products Recalled, and Cempra’s, its Affiliates, and Cempra Licensees’ lost profits relating to the Recalled Supplied Compound or Products, provided that such lost profits will be limited to the profits lost on the relevant Supplied Compound supplied hereunder or Products manufactured therewith, and shall not include any indirect or consequential losses or losses on future sales. The rights of Cempra under this Article shall be in addition to, and not in lieu of, any other rights not inconsistent with this Agreement that Cempra may have under this Agreement or at law or equity.

ARTICLE 15.

DIVERSION

Manufacturer agrees that no Compound, Supplied Derivative, or Derivative will be sold or shipped to any Third Party directly or indirectly without the express written approval of Cempra. Manufacturer will use Commercially Reasonable Efforts to prevent diversions of the Compound, Supplied Derivative, and Derivatives. The parties agree that diversion of Compound, Supplied Derivative, or any Derivative to any Third Party in violation of this Article 15 shall constitute a material breach of this Agreement.

ARTICLE 16.

ADVERSE EVENTS AND PRODUCT QUALITY COMPLAINTS

Section 16.1 The parties acknowledge the regulated nature of Cempra’s business and operations and, therefore, Manufacturer will follow the procedures to be provided by Cempra relating to Adverse Event reporting, the current version of which is set forth in Exhibit F.I.A, as such procedures may be amended by Cempra from time to time on advance written notice to Manufacturer. Manufacturer shall develop and maintain reasonable written procedures for the surveillance, receipt, evaluation, and reporting of Adverse Event information for the Supplied Compound or Products manufactured therewith consistent, and sufficient to ensure Manufacturer’s and Cempra’s compliance, with Applicable Law and cGMP. Manufacturer shall maintain records of information concerning all Adverse Events for the Supplied Compound or Products manufactured therewith for such period as is required by Applicable Law in India and each jurisdiction in which Product is sold. Manufacturer shall provide Cempra with reasonable access to all information in Manufacturer’s possession or control relating to Adverse Events for the Supplied Compound or Products manufactured therewith, within five (5) working days of receiving a request for such access. Manufacturer shall allow access to its facilities, systems, personnel, and records, in whatever form and in any location (including locations owned and operated by a Third Party), as reasonably necessary to enable Cempra, and any Third Party designated by Cempra, to evaluate and ensure compliance with the Adverse Event reporting policies and procedures (as they may be amended by Cempra) and compliance with any applicable legal or regulatory requirements applicable or relevant to the Supplied Compound or Products manufactured therewith.

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Section 16.2 The parties acknowledge the regulated nature of Cempra’s business and operations and therefore Manufacturer will follow the procedures to be provided by Cempra relating to product quality complaints (“PQC”), the current version of which is set forth in Exhibit F.II.A, as such procedures may be amended by Cempra from time to time on written notice to Manufacturer. Cempra reserves the right to handle, process, and respond to all customer technical and quality complaints related to the Supplied Compound or Products manufactured therewith, including complaints related to the ingredients or components of the Supplied Compound or Products manufactured therewith Manufacturer agrees to cooperate with Cempra to enable Cempra to investigate and respond to such complaints. Manufacturer shall develop and maintain written procedures for the receipt and reporting of PQC information for the Supplied Compound or Products. Manufacturer shall maintain records of information concerning PQCs for the Supplied Compound or Products for such period as is required by law or regulation in each jurisdiction in which Product is sold. Manufacturer shall provide Cempra with reasonable access to such information within five (5) working days of receiving a request for such access. Manufacturer shall allow access to its facilities, systems, personnel, and records, in whatever form and in any location (including locations owned and operated by a Third Party), as reasonably necessary to enable Cempra, and any Affiliate or Third Party designated by Cempra, to evaluate and ensure compliance with the PQC policies and procedures (as they may be amended by Cempra), Applicable Law, and cGMP.

ARTICLE 17.

DISPUTE RESOLUTION

If any question of dispute shall at any time during the term or thereafter arise between the Parties with respect to the validity, interpretation, implementation, or alleged breach of any provision of this Agreement or the rights or obligations of the Parties hereunder, or regarding any question including the question as to whether the termination of this Agreement by either Party has been legitimate, then the Parties will refer (by written notice from either Party to the other Party) the dispute to the attention of the Chief Executive Officer of Cempra and the Vice President-Chemical Research of Manufacturer (or, if there is no such officer for either Party, the highest ranking existing officer thereof) (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right, upon ten (10) Business Days notice to the other Party following the expiration of the thirty (30) day period referenced above (such notice, “Initiation Notice”), to have the dispute resolved and finally determined by arbitration in accordance with the Arbitration Rules, as amended from time to time, (the “Rules”) of the London Court of International Arbitration (“LCIA”). There shall be three (3) independent, neutral arbitrators with material experience in the pharmaceutical industry and manufacturing relationships in such industry. Cempra and Manufacturer shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select such an arbitrator in accordance with the forgoing within ten (10) Business Days of the Initiation Notice, the arbitrator selected by the other Party within such ten (10) Business Day period shall be entitled to select such arbitrator, and, to the extent any of the three (3) arbitrators are not selected pursuant to the foregoing within thirty (30) days of the Initiation Notice, such arbitrators shall be appointed pursuant to the Rules. The place of arbitration shall be London, England, the arbitration shall apply the laws of England and be governed by the Rules, and the language to be used in the arbitral proceedings shall be English. The decision of the arbitrators will be final and binding on the Parties, and judgment upon the

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award or determination rendered by the arbitrators may be entered and enforced in any court of competent jurisdiction. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by LCIA to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party, and the Parties hereby agree that the panel shall be entitled and empowered to make such a determination. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek injunctive or equitable relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of or related to this Agreement.

ARTICLE 18.

MISCELLANEOUS

Section 18.1 NOTICES.

(a) Requirement of a Writing: Permitted Methods of Delivery. Each party giving or making any notice, request, demand or other communication (each, a “Notice”) pursuant to this Agreement shall give the Notice in writing and use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (i) Registered or Certified Mail (in each case, return receipt requested and postage prepaid); (ii) internationally recognized overnight courier (with all fees prepaid); (iii) facsimile (with complete transmission confirmed); or (iv) e-mail with confirmation of delivery and read receipt requested.

(b) Addressees and Addresses. Each party giving a Notice shall address the Notice to the appropriate person at the receiving party (the “Addressee”) at the address listed below or to another Addressee or at another address designated by a party in a Notice pursuant to this Section.

To Manufacturer:

Wockhardt Limited

Wockhardt Towers

Bandra Kurla Complex, Bandra (East)

Mumbai 400051

Maharashtra, India

Tel: +91 22 2653 4444

Fax: +91 22 2653 4242

Email: ykumar@wockhardt.com

Attn: Dr. Yatendra Kumar, President, Global R&D

To Cempra:

Cempra Pharmaceuticals, Inc

6340 Quadrangle Drive # 100

Chapel Hill, NC 27517-8149

Tel: +011 919 313-6601

Fax: +011 919 481-1063

Email: pfernandes@cempra.com

Attn: Prabhavathi Fernandes, Ph.D., President and Chief Executive Officer

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with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Tel: +011 919-781-4000

Fax: +011 919-781-4865

Email: jwood@wyrick.com

Attn: Jason S. Wood

(c) Effectiveness of a Notice. Except as provided elsewhere in this Agreement, a Notice is effective upon receipt only if the party giving the Notice has complied with subsections (a) and (b) and if the Addressee has received the Notice. A Notice is deemed to have been received as follows:

(i) If a Notice is delivered in person, or sent by Registered or Certified Mail, or nationally or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt.

(ii) If a Notice is sent by facsimile, upon receipt by the party giving the Notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the Addressee’s facsimile number.

(iii) If a Notice is sent by e-mail, upon confirmation of delivery.

(iv) If the Addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon the rejection, refusal or inability to deliver.

(v) Despite the other clauses of this subsection (c), if any Notice is received after 5:00 p.m. on a business day where the Addressee is located, or on a day that is not a business day where the Addressee is located, then the Notice is deemed received at 9:00 a.m. on the next business day where the Addressee is located.

Section 18.2 FORCE MAJEURE.

(a) Suspension of Performance. Subject to the provisions of Section 18.2(b) and Section 18.2(c), if a Force Majeure Event occurs, the Nonperforming Party is excused from the following (each a “Suspension of Performance”):

(i) whatever performance is prevented by the Force Majeure Event to the extent so prevented; and

(ii) satisfying whatever conditions precedent to the other Party’s obligations that cannot be satisfied, to the extent they cannot be satisfied.

Despite the previous sentence, no obligation by either the other Party or the Nonperforming Party to make any payment required under this Agreement is excused as a result of a Force Majeure Event.

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(b) Obligations of the Nonperforming Party.

(i) Written Reports.

(A) No later than two (2) days after becoming aware of the occurrence of a Force Majeure Event, the Nonperforming Party shall furnish the other Party with a written notice describing the particulars of the occurrence, including, if reasonably practicable, an estimate of its expected duration and summary of its probable impact on the performance of the Nonperforming Party’s obligations under this Agreement.

(B) During the continuation of the Force Majeure Event, the Nonperforming Party shall furnish timely, regular written notices, updating the information required by Section 18.2(b)(i)(A).

(ii) Other Obligations. During the continuation of the Force Majeure Event, the Nonperforming Party shall:

(A) exercise commercially reasonable due diligence to overcome the Force Majeure Event;

(B) to the extent it is able, continue to perform its obligations under this Agreement; and

(C) cause the Suspension of Performance to be of no greater scope and no longer duration than the Force Majeure Event requires.

(c) Conditions Precedent.

(i) Section 18.2(b)(i)Covenant. The Nonperforming Party’s performance of the covenant set forth in Section 18.2(b)(i) is a condition precedent to its initial Suspension of Performance. If the covenant is performed, the Suspension of Performance is deemed to have commenced on the date the Force Majeure Event occurred.

(ii) Section 18.2(b)(i)(B) and Section 18.2(b)(ii) Covenants. During the continuation of the Force Majeure Event, the Nonperforming Party’s performance of the covenants set forth in Section 18.2(b)(i)(B) and Section 18.2(b)(ii) are conditions precedent to its continued Suspension of Performance.

(d) Resumption of Performance. When the Nonperforming Party is able to resume performance of its obligations under this Agreement, or satisfy the conditions precedent to the other Party’s obligations, it shall immediately give the other Party written notice to that effect and shall resume performance under this Agreement no later than two (2) days after the notice is delivered.

(e) Termination. If a Suspension of Performance continues for a period of more than twelve (12) consecutive months as a result of a Force Majeure Event, either Party is entitled to terminate this Agreement by giving one month written notice to the other Party.

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(f) Exclusive Remedy. The relief offered by this Section 18.2 is the exclusive remedy available to the Nonperforming Party with respect to a Force Majeure Event, and the parties waive the protections of any legal defenses of impossibility and/or impracticability with respect to the Force Majeure Events and any event or act that might be deemed a force majeure event under common law.

Section 18.3 ASSIGNMENT. Neither Party may assign this Agreement, or any of its rights or obligations hereunder, without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided that, notwithstanding the foregoing, either Party (the “Assigning Party”) shall be entitled, without the other Party’s prior written consent, to assign or transfer this Agreement and its rights and obligations hereunder: (i) in connection with the transfer or sale of all or substantially all of Assigning Party’s (or, in the case of Cempra, Cempra, Inc.’s) assets or business (or that portion thereof related to the subject matter of this Agreement), (ii) in the event of Assigning Party’s (or, in the ease of Cempra, Cempra Inc.’s) merger, consolidation, reorganization, change of control or similar transaction, or (iii) to an Affiliate of the Assigning Party. With respect to any assignment of this Agreement by Cempra, any outstanding payment obligations under invoices sent to Cempra prior to such assignment for Supplied Compound delivered by Manufacturer in accordance with this Agreement must be paid before such assignment and, with respect to any assignment of this Agreement by Manufacturer, any outstanding payment obligations of Manufacturer to Cempra under any invoices sent to Manufacturer prior to such assignment must be paid before such assignment. Also, any permitted assignee of either Party shall, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement, or any of such Party’s rights or obligations hereunder, in violation of this Section 18.3 shall be null and void ab initio.

Section 18.4 ENTIRE AGREEMENT. This Agreement, which includes all of the terms and conditions hereunder, all exhibits attached hereto, and the Quality Agreement is intended to be, and constitutes, the exclusive and final statement of the terms and understandings relative to the subject matter hereof, superseding all negotiations and prior written or oral agreements between the Parties as to the subject matter hereof. There are no, and the Parties acknowledge and agree by their execution hereof that they are not relying on any, promises, representations or understandings made in connection with this Agreement or contemporaneous with the execution hereof, except as set forth in this Agreement. Each Party agrees that it shall have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement provided nothing in this clause shall limit or exclude any liability for fraud. This Agreement may not be modified or altered except by a writing executed by the Parties. Notwithstanding the foregoing, (i) the CDA remains in effect and (ii) the Clinical QA shall continue to apply to Compound supplied to Cempra pursuant to orders therefor placed by Cempra prior to the execution of this Agreement or under the 2011 WO.

Section 18.5 NO WAIVER AND REMEDIES. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Parties. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after such waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be

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construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 18.6 SPECIFIC PERFORMANCE. Each of the Parties, recognizing that irreparable injury to the other Party, and their respective businesses and property, would inevitably occur in the event of any violation of this Agreement by such party, and that damages at law may be inadequate to compensate for loss resulting therefrom, agrees that in such event, and in addition to any other remedies and damages available and without proof of monetary or immediate damage, the other party shall be entitled to specific performance of such party’s obligations under Articles 10, 11, and 15 and Sections 2.4 and 2.5(c) through injunctive or other equitable relief and to restrain the violation by such Party and any other persons or entities acting directly or indirectly for or with such Party.

Section 18.7 INDEPENDENT CONTRACTOR. In all activities under this Agreement, Manufacturer shall act as and be deemed an independent contractor with no authorization to in any way obligate or bind Cempra. This Agreement shall not be deemed held or construed as creating a co-partnership joint venture or any other form of association between Cempra and Manufacturer for any purpose whatsoever.

Section 18.8 GOVERNING LAW; VENUE. This Agreement, and any non-contractual obligations connected thereto, shall be governed by and interpreted in accordance with English law; subject to and without prejudice to Article 17 (Dispute Resolution) the Parties irrevocably agree that (i) all disputes arising under or in connection with this Agreement including the negotiation, existence, legal validity, enforceability and termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not shall be exclusively governed by and determined only in accordance with English law; and (ii) the courts of England shall have exclusive jurisdiction to settle and disputes arising out or in connection with this Agreement and the Parties hereby submit to the exclusive jurisdiction of the England courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt. The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed by the Parties with respect to this Agreement and the transactions contemplated hereby.

Section 18.9 SEVERABILITY. If any term or provision of this Agreement shall be held to any extent invalid or unenforceable or void, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law, and the Parties shall use good faith efforts to negotiate an amendment to this Agreement.

Section 18.10 RIGHTS OF THIRD PARTIES. No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

Section 18.11 HEADINGS. The headings used in this Agreement are intended for guidance only and shall not be considered part of the written understanding between the parties hereto

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Section 18.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when duly exchanged or delivered shall be deemed to be an original but all of which together shall constitute one and the same instrument

[Signature page follows.]

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IN WITNESS WHEREOF, Cempra and Manufacturer have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

WOCKHARDT LTD.		CEMPRA PHARMACEUTICALS, INC.

By:	/s/ Yatendra Kumar	By:	/s/ Prabhavathi Fernandes
Name:	Dr. Yatendra Kumar	Name:	Prabhavathi Fernandes, Ph.D.
Title:	President Global R&D	Title:	President & CEO
Date:	30-01-2013	Date:	30-01-2013

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EXHIBIT A

Compound Purchase Price

Clinical Purchase Price:	US$[*]/kilogram, subject to any reductions in such price made pursuant to Article 3

Commercial Purchase Price:	US$[*]/kilogram, subject to any reductions in such price made pursuant to Article 3

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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EXHIBIT B

Compound

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EXHIBIT C

Specifications

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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QUALITY AGREEMENT

EXHIBIT D

QUALITY AGREEMENT FOR SUPPLYING API

Between

Cempra Pharmaceuticals, Inc.

Subsequently named “CEMPRA”

and

Wockhardt Ltd.

Subsequently named “WOCKHARDT, LTD”

Table of Contents

1. Scope of the Quality Agreement	44
2. Contacts	44
3. Activities and Responsibilities	44
4. Audits and Inspections	44
5. Sub Contracting	45
6. Change Management / Deviations / Out of Specification Results	45
7. Procedures and Documents	46
8. Reporting of Results	46
9. Records to be kept / Archiving	47
10. Waste Material	47
11. Term of the Quality Agreement	48
12. Miscellaneous	48
12.1 Commercial and Other Matters	48
12.2 Applicable Law and Jurisdiction	48
12.3 Amendments and Changes to the Quality Agreement and Appendices	48
12.4 Assignment	48
12.5 Appendices	49

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ARTICLE I Scope of the Quality Agreement

CEMPRA has engaged WOCKHARDT, LTD for the manufacture and testing of active pharmaceutical ingredients for use by Cempra in clinical testing products and commercial drug products pursuant to that certain API Manufacturing and Supply Agreement between CEMPRA and WOCKHARDT, LTD dated as of the date hereof (the “Supply Agreement”). The parties agree that all capitalized terms not defined herein shall have the meanings ascribed thereto in the Supply Agreement.

This Quality Agreement for Supplying API (hereinafter referred to as “Quality Agreement”) sets forth the responsibilities of WOCKHARDT, LTD and CEMPRA to fulfill the requirements of good practice in the manufacture of such active pharmaceutical ingredients as required by the Supply Agreement and, without limitation thereof, according to cGMP, which shall include but not be limited to the ICH Q7 (Chapter 19) GMP Guidelines, EU GMP guidelines, and the corresponding rules, regulations, and guidelines of the US Code of Federal Regulations.

WOCKHARDT, LTD is licensed in India as an independent laboratory for quality control (chemical, physical, biochemical and microbiological) of medicinal products and as an independent cGMP manufacturer of active pharmaceutical ingredients for use in drug products for commercial distribution.

ARTICLE II Contacts

Persons to be contacted at CEMPRA and WOCKHARDT, LTD in matters of Supplied Compounds coordination, quality assurance, and other aspects of the Supplied Compounds such as synthesis/manufacture procedures, testing, test methods and testing instructions, specification sheets, safety data etc. are stated in Appendix A hereto.

ARTICLE III Activities and Responsibilities

A list of all quality- and cGMP-related activities associated with the Supplied Compound and the respective responsibilities of WOCKHARDT, LTD and CEMPRA is contained in Appendix B hereto.

ARTICLE IV Audits and Inspections

In addition to, and without limitation, of the Parties’ rights and obligations under the Supply Agreement:

a.	Upon reasonable advance written notice, CEMPRA shall have the right to audit the facilities and the means used at WOCKHARDT, LTD for the manufacturing of the Supplied Compounds for CEMPRA to ensure that the manufacture and testing is carried out in accordance with cGMP;

b.	Relevant findings at audits will be communicated by CEMPRA to WOCKHARDT, LTD at the end of the audit and CEMPRA will deliver a written report to WOCKHARDT, LTD within 4 weeks;

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c.	Further, CEMPRA agrees to inform WOCKHARDT, LTD in writing about any issues found at inspections made by Governmental Authorities at CEMPRA related to the manufacture and testing of the Supplied Compounds. WOCKHARDT, LTD will also inform CEMPRA about objections (critical and major failures regarding cGMP) related to the manufacture and testing of the Supplied Compounds made by Governmental Authorities at or with respect to WOCKHARDT, LTD; and

d.	WOCKHARDT, LTD agrees to cooperate with CEMPRA if inspections by Governmental Authorities are required with respect to the manufacture and testing of Supplied Compounds by WOCKHARDT, LTD.

ARTICLE V Sub Contracting

In the event WOCKHARDT, LTD intends to subcontract any work to be undertaken in connection with the Supplied Compounds, any such subcontracting shall require the prior written consent of CEMPRA.

Any such subcontractors shall accordingly be qualified according to the respective WOCKHARDT, LTD SOP, which SOP shall, in all cases and for all purposes hereunder, be reasonable, consistent with (or of higher standards than) pharmaceutical industry standards, and consistent with, and sufficient to ensure compliance with, cGMP. If in preparation for the Supplied Compounds an audit is performed by WOCKHARDT, LTD at the site of a subcontractor, CEMPRA may on request have a representative be present at the audit.

ARTICLE VI Change Management / Deviations / Out of Specification Results

Subject to, and without limitation of any provisions of or rights or obligations under the Supply Agreement:

a.	Formal change requests for each major change of synthesis, manufacture, isolation and purification procedures or test methods in connection with the Supplied Compounds shall be prepared by WOCKHARDT, LTD and sent to CEMPRA. WOCKHARDT, LTD shall not implement any major change in the manufacturing processes or test methods in connection with the Supplied Compounds (subject to the restrictions below) unless and until CEMPRA has provided WOCKHARDT, LTD with written approval therefor;

b.	For test methods which have been developed and validated specifically for the Supplied Compounds upon request of CEMPRA (such as the HPLC Assay, Related Substances Assay, Residual Solvent Analysis, etc) which are in use for analytical services in connection with the Supplied Compounds for CEMPRA, a formal change request for each change shall be sent to CEMPRA by WOCKHARDT, LTD. Approval in writing by CEMPRA is necessary before implementation of any change in those test methods;

c.	For test methods which have been developed and validated by WOCKHARDT, LTD for a specific purpose without request of CEMPRA (General WOCKHARDT, LTD SOP) which are in use for analytical services for CEMPRA in connection with the Supplied Compounds and potentially for other customers, responsibility for changes is solely with WOCKHARDT, LTD. For those test methods no formal change requests to CEMPRA will be accomplished;

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d.	Change requests required by Governmental Authorities shall not be refused without good reason;

e.	WOCKHARDT, LTD will make sure by appropriate measures that all major deviations during the manufacture of the Supplied Compounds and all out of specification results during testing will be recorded, investigated and approved according to the respective WOCKHARDT, LTD SOP;

f.	WOCKHARDT, LTD will report major deviations that may affect the quality of the Supplied Compounds to CEMPRA. Minor deviations will be documented and handled within the quality systems of WOCKHARDT, LTD and any subcontractors; and

g.	WOCKHARDT, LTD will promptly inform CEMPRA in writing when trend analysis indicates significant out of trend results.

ARTICLE VII Procedures and Documents

If available, CEMPRA will provide (or has provided) WOCKHARDT, LTD with the appropriate test methods and specifications as needed for the Supplied Compound. All analytical test methods provided by CEMPRA shall be based on scientifically-substantiated principles.

In case that CEMPRA cannot deliver (or has not delivered) any reasonably appropriate test methods, WOCKHARDT, LTD will, subject to Cempra’s written approval, develop all necessary test methods based on scientifically-substantiated principles.

Alternatively, WOCKHARDT, LTD test methods and testing instructions may be used if and as agreed to by Cempra in writing. Documents (such as test methods, specifications and stability plans) agreed upon by the Parties are binding.

In general the validation of test methods used for the manufacture of the Supplied Compounds for commercial drug products is required. The validation activities shall be as mutually agreed in writing between the parties.

For general procedures, WOCKHARDT, LTD and CEMPRA will use their own SOPs. WOCKHARDT, LTD and any subcontractors are responsible for the maintenance and update of their own SOPs to ensure that the manufacture and testing of the Supplied Compounds can be done in full compliance with cGMP.

The content of all documents (SOPs, test methods etc.) remains the property of WOCKHARDT, LTD and CEMPRA respectively, unless agreed otherwise or otherwise set forth in the Supply Agreement.

ARTICLE VIII Reporting of Results

For each batch of delivered Supplied Compounds, WOCKHARDT, LTD will provide CEMPRA with a “Certificate of Analysis” (CoA) and a “Certificate of Conformance” (CoC).

The “Certificate of Analysis” compiles all results obtained using the agreed sequence of tests. It further identifies the test methods or testing instructions used. Out of specification reports, if any, shall be attached thereto.

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If applicable the CoA will be compiled with a final statement about the compliance of the analytical results with their predetermined specifications.

The “Certificate of Analysis” will be approved and signed by the author and reviewed and signed by a member of the Quality Assurance Unit of WOCKHARDT, LTD. For the purpose of review, qualified persons of WOCKHARDT, LTD will verify the test documents, data and other information required.

Analytical result documents compiled and printed by a validated Laboratory Information System (LIMS) may be approved and electronically signed by qualified persons in the LIMS and therefore may contain no genuine signatures on the paper document.

The “Certificate of Conformance” formally states that the batch in question was manufactured in conformance with the procedures filed in the current version of WOCKHARDT, LTD specifications or DMF(s) and the regulatory filings made by CEMPRA.

ARTICLE IX Records to be kept / Archiving

In addition to and without limitation of the rights and obligations of the Parties under the Supply Agreement:

a.	For documentation purposes, WOCKHARDT, LTD will retain in its archives a copy of the original CoA and CoC provided to CEMPRA together with the complete set of raw data acquired or a copy thereof in connection with the Supplied Compounds. The raw data documentation is open to CEMPRA for review and will be provided to CEMPRA in the case of a recall, a major complaint or a request by Governmental Authorities;

b.	WOCKHARDT, LTD will keep all Project related documentation and all basic QM-documentation that was put in force by WOCKHARDT, LTD (such as SOP, testing instructions and equipment documentation including qualification/calibration data) according to WOCKHARDT, LTD’ SOP’s for a period of 5 years from completion of a batch. Thereafter, said documentation will be destroyed. Upon special written request of CEMPRA, WOCKHARDT, LTD provides any original Supplied Compound-specific documentation to CEMPRA against written receipt. In such case WOCKHARDT, LTD will retain a copy of the set of raw data transferred up to the end of the agreed upon archiving period;

c.	Raw data may be recorded and archived on paper or electronically in a validated database of a LIMS or an electronic archive, whereby electronic signatures may be applied;

d.	The printout of data and documents from a LIMS or electronic archive may be limited and the transfer of electronic data not possible. However, the full documentation of Supplied Compound shall be accessible to CEMPRA for review during audits and inspections;

e.	WOCKHARDT, LTD will ensure that any subcontractors comply with the above terms relating to their archiving procedures; and

f.	CEMPRA procedures, testing instructions and SOP’s will be archived by CEMPRA.

ARTICLE X Waste Material

Waste material will be destroyed by WOCKHARDT, LTD in a secure and legal manner, preventing environmental problems or unauthorized use.

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ARTICLE XI Term of the Quality Agreement

The Quality Agreement shall enter into force simultaneously with the Supply Agreement and shall automatically terminate 7 years after WOCKHARDT, LTD provides the last batch of Supplied Compound to CEMPRA under the Supply Agreement.

ARTICLE XII Miscellaneous

12.1	Commercial and Other Matters

Technical details, issues of proprietary know-how, secrecy, etc. in connection with the Supplied Compounds are subject to the Supply Agreement. In the event of any conflict between the Supply Agreement and the Quality Agreement with respect to matters related to quality control or cGMP, the Quality Agreement shall control and supersede the conflicting terms of this Agreement; in the event of any other conflict between the Supply Agreement and the Quality Agreement, the terms of the Supply Agreement shall govern and supersede the conflicting terms of the Quality Agreement.

12.2	Applicable Law and Jurisdiction

This Quality Agreement, and any non-contractual obligations connected thereto, shall be governed by and interpreted in accordance with English law; subject to and without prejudice to Article 17 (Dispute Resolution) of the Supply Agreement, which shall also apply to any disputes under this Quality Agreement, the Parties irrevocably agree that (i) all disputes arising under or in connection with this Quality Agreement including the negotiation, existence, legal validity, enforceability and termination of this Quality Agreement, regardless of whether the same shall be regarded as contractual claims or not shall be exclusively governed by and determined only in accordance with English law; and (ii) the courts of England shall have exclusive jurisdiction to settle and disputes arising out or in connection with this Quality Agreement and the Parties hereby submit to the exclusive jurisdiction of the England courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt. The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed by the Parties with respect to this Quality Agreement and the transactions contemplated hereby.

12.3	Amendments and Changes to the Quality Agreement and Appendices

No amendments or changes to the Quality Agreement and its Appendices shall be effective unless made in writing and signed by duly authorized representatives of WOCKHARDT, LTD and CEMPRA. The history of changes to the Quality Agreement shall be documented in Appendix C hereto.

12.4	Assignment

The Quality Agreement may only be transferred or assigned to a third party to which the Supply Agreement is transferred or assigned pursuant to Section 18.3 thereof.

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12.5 Appendices

A: Contacts at CEMPRA and at WOCKHARDT, LTD

B: Responsibility Matrix

C: History of Changes

[Signature page to follow.]

CEMPRA

Name, Function	Date	Signature

Dr. Prabha Fernandes, CEO	January 30, 2013	/s/ Prabha Fernandes

Dr. David Pereira, SVP Chemistry	January 30, 2013	/s/ David Pereira

WOCKHARDT, LTD AG
Name, Function	Date	Signature

Dr. Keshav Deo,	30-01-2013	/s/ Keshav Deo
VP Chemical Research

Mr. Suman Kumar Baluni	30-01-2013	/s/ Suman Kumar Baluni
Associate VP
Quality Assurance

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Appendix A

CEM-102 Pharmaceuticals Inc.

Name	Function	Address	Phone Number
Dr. Prabha Fernandes	CEO	Building Four Quadrangle 6340 Quadrangle Drive, Suite 100 Chapel Hill, NC 27517	Main: 919-313-6601 Cell: [*]
Dr. David Pereira	SVP Chemistry	Building Four Quadrangle 6340 Quadrangle Drive, Suite 100 Chapel Hill, NC 27517	Main: 919-313-6601 Cell: [*]
Dr. Sara Wu	Director Drug Product Development	Building Four Quadrangle 6340 Quadrangle Drive, Suite 100 Chapel Hill, NC 27517	Main: 919-313-6601 Cell: [*]
Lily Nguyen, MBA,	Senior Project Manager	Building Four Quadrangle 6340 Quadrangle Drive, Suite 100 Chapel Hill, NC 27517	Main: 919-313-6601 Cell: [*]

Wockhardt

Name	Function	Address	Phone Number
Dr. Keshav Deo	VP Chemical Research	Wockhardt Research Centre D4, M.I.D.C., Chikalthana Aurangabad 431210 Maharashtra	Tel: +91-240 663 2258 Cell: [*]
Mr. Suman Kumar Baluni	Associate VP – Quality Assurance	Wockhardt Limited 138, G.I.D.C. Estate Ankleshwar 393002 District Bharuch Gujarat	Tel: +91 2646 661444
Mr. Prashant Salve	Manager – International Business & Strategy	Wockhardt Research Centre D4, M.I.D.C., Chikalthana Aurangabad 431210 Maharashtra	Tel:+91-240 663 2160 Cell: [*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Appendix B

Responsibility Matrix

Activity/Responsibility	CEMPRA	WOCKHA RDT	Remarks
• Manufacturing License/Documentation

• Maintain License to manufacture Products		R

• Maintain DMF(s) to manufacture product	C	R	CEMPRA to be consulted on all changes

• Information on changes of the License	I	R

• Manufacturing Equipment

• Qualifies the equipment		R

• Maintenance, calibration of equipment		R

• Changes in the equipment		R

• Traceability of used equipment		R

• Cleaning of equipment

• Establish cleaning procedures		R

• Ensure that only cleaned equipment is used		R

• Establish procedures to avoid contamination or cross contamination		R

• Process development			In case of process changes

• Provides technical package		R

• Implementation of the process		R

• Scale up process		R

• R&D Reports		R

• Manufacture

• Confirmation of purchase of Products	R

• Storage of raw materials		R

• Documentation batch records		R

• Labeling Products		R

• Storing and shipment of Products to destination defined by Cempra		R

• Pest control		R

• Report of Deviation	I	R	I: In case of major/critical deviation during manufacture

• Cleaning equipment		R

• Specification

• Release specifications of raw materials (such as solvents, inorganics etc),	C	R

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• Release specifications of packaging material	C	R	Packaging material will be defined upon mutual agreement between WOCKHARDT and CEMPRA.

• Release specifications of key raw materials for the Products	C	R

• Release specifications of Products	C	R

• In Process Control limits	C	R

• Definition retest date of Product	C	R

• Definition storage conditions of Product	C	R

• Quality Control

• Raw materials testing		R

• Packaging materials testing		R

• Stability testing		R

• Sampling		R

• Develop and validate release methods	C	R	CEMPRA must be consulted on all changes to test methods in order to update registration filings

• Analysis of the Products at WOCKHARDT (COA)		R

• Retain samples (Key raw materials, intermediates, Products)		R	Storage 3 years

• Reference substances

• Reference substances	R	R	CEMPRA will provide impurity reference samples (if available)

• Manufacture and qualifying		R

• Quality Assurance

• Issuing of CoA/CoC		R

• In Process Control

• Sampling for IPCs		R

• In Process analyses		R

• Monitoring of Water, Solvents, Gases		R

• Releases

• Raw materials		R

• Labels		R

• Packaging materials		R

• Release for shipment		R

• Documentation

• Certificates for Products (COA)		R

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QUALITY AGREEMENT

• Provide for every batch of the Product(s) a batch specific analytical certificate of analysis		R

• Developing test methods for release of Products		R

• Developing test methods and IPC		R

• Definition of batch number		R

• Provide document for a batch with non acceptance of the Product (investigation report)		R

• Subcontracting

• Evaluation and Qualification of subcontractors		R

• Approval of subcontractor	C	R

• Quality surveillance

• Deviations management		R

• Trend Analysis	I	R	When trend analysis shows out of trend results

• Stability testing and monitoring		R

• Retain samples of Product		R	Retain period is 3 years (or, if longer, that period required by cGMP)

• Purchasing of Materials

• Raw materials and packaging material		R

• Qualification and contact with the supplier	I	R	* Information upon request.

• Change Management

• Change control procedure		R

• Changes of manufacturing processes with potential impact on Product Quality	C	R	No changes will be implemented without the agreement of CEMPRA

• Changes of Specifications	R/C	C/R	If changes to specifications are requested by regulatory authorities, CEMPRA and WOCKHARDT will consult together

R = Responsible for the action

C = Consulted before implementation; agreement necessary

I = Informed

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QUALITY AGREEMENT

•	Quality surveillance

	•	Deviations management		R

	•	Trend Analysis	I	R	When trend analysis shows out of trend results

	•	Stability testing and monitoring	I	R

	•	Retain samples of Product		R	Retain period is a minimum of 2 years after the last repass (or pass) of the Supplied Compound

•	Purchasing of Materials

	•	Raw materials and packaging material		R

	•	Qualification and contact with the supplier	I	R	* Information upon request.

•	Change Management

	•	Change control procedure		R

	•	Changes of manufacturing processes with impact on Product Quality	C	R	No changes will be implemented without the agreement of CEMPRA.

	•	Changes of Specifications	R/C	C/R	If changes to specifications are requested by regulatory authorities, Cempra and WOCKHARDT will consult together

R = Responsible for the action

C = Consulted before implementation; agreement necessary

I = Informed

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QUALITY AGREEMENT

Appendix C

Change History

Change	Date

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EXHIBIT E

Manufacturer Certification

Manufacturer, through its authorized officer below, certifies as follows:

(1)	Manufacturer and all of its representatives (as defined in the Agreement) who work on or are responsible for the Cempra account have been screened against the following Exclusion Lists:

a.	the United States Health and Human Services/Office of the Inspector General (HHS/OIG) List of excluded Individuals/Entities (presently accessible at http://oig.hhs.gov/fraud/exclusions.html)

b.	the United States Federal General Services Administration’s List of Parties Excluded from Federal Programs (presently accessible at http://epls.arnet.gov/)

No representatives who currently working on or are responsible for the Cempra account are included on these databases.

(2)	All new representatives working on or responsible for the Cempra account, through the remainder of the term of the current Agreement (and any extension thereof), will be screened against the Exclusion Lists set forth in paragraph (1) above.

(3)	Through the remainder of the term of the Agreement (and any extension thereof) Manufacturer will continue to screen its Representatives working on or responsible for the Cempra account, at least annually.

(4)	Consistent with the Agreement, Manufacturer will maintain records documenting its compliance with the requirements of Paragraph (1)-(3) above should they be required for audit or verification purposes.

WOCKHARDT LTD.

By:	/s/ Keshav Deo
Name:	Dr. Keshav Deo
Title:	Vice President – Chemical Research
Date:	30-01-2013

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EXHIBIT F

Complaints or Adverse Events

I.A – U.S.

CEMPRA’S PROCEDURES FOR REPORTING ADVERSE EVENT INFORMATION

A.	REPORTING PROCEDURES.

1.	Manufacturer shall forward to Cempra any information, including, but not limited to, initial and follow up reports, that becomes known to Manufacturer from any source in any form relating to an Adverse Event for the Supplied Compound or any Product(s) as soon as it becomes available, but in any event within two (2) working days of becoming aware of such information, by transmitting it to Cempra at the contact information provided below. All such information shall be transmitted in English in accordance with such instructions as Cempra shall provide to Manufacturer from time to time.

Forward a filled out FDA MedWatch Form 3500A or the Adverse Event Reporting form (Attachment A) for each Adverse Event report received (both initial and follow-up reports). If your organization chooses to provide Adverse Event reports to Cempra on another form, please make sure that you send all information required on Attachment A and ensure that the form covers the following minimum criteria:

(a)	Information on the person from Manufacturer who is submitting the Adverse Event information to Cempra;

(b)	Information on the person who contacted Manufacturer regarding the Adverse Event information (i.e., the initial reporter);

(c)	Patient information;

(d)	Suspected Product(s); and

(e)	Details of suspected Adverse Event(s).

Please send all reports of Adverse Event’s to Cempra via facsimile to: +011 919 481-1063 (Attn: Prabhavathi Fernandes, Ph.D., President and Chief Executive Officer)

It is very important that Manufacturer obtains as much information as possible about the specific Cempra Pharmaceuticals Product involved in the issue. For example, if an adverse event about a “Solithromycin” product is received, it is important that you try to learn which Solithromycin product is at issue and, if possible, the lot number and expiration date for the product.

2.	Manufacturer shall cooperate with all reasonable requests by Cempra to ensure that an Adverse Event is sufficiently investigated, including, but not limited to, requests to seek additional information relating to an Adverse Event and to contact the initial reporter of an Adverse Event.

3.	Manufacturer shall notify Cempra of any communication received from any governmental entity relating to any Adverse Event or other safety issue for the Supplied Compound or any Product(s), within two (2) working days of receiving such communication, by transmitting any written communication documentation and a written synopsis of any oral communication to Cempra via fax as provided above.

4.	Manufacturer agrees that Cempra can make changes to these procedures as may be necessary or appropriate to comply with changes in applicable law or regulations relating to Adverse Event reporting, and that Manufacturer shall amend its policies and procedures to enable Cempra to comply with Applicable Laws for reporting Adverse Event information.

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II. A. – U.S.

CEMPRA’S PROCEDURES FOR REPORTING PRODUCT QUALITY COMPLAINT INFORMATION

A.	Manufacturer agrees to transmit to Cempra, as soon as reasonably practicable but not more than five (5) working days after receipt, any complaints received by Manufacturer relating to any Supplied Compound or any Product(s) in accordance with the following:

1.	Manufacturer shall transmit:

(a)	information that causes the drug Product(s) or its labeling to be mistaken for, or applied to, another article;

(b)	information concerning any bacteriological contamination, or any chemical, physical, or other change or deterioration in the Supplied Compound or distributed drug Product(s), or any failure of one or more distributed batches to meet its specifications; and

(c)	any other product quality complaint that is related to the Supplied Compound or Product(s’) identity, strength, quality or purity or that alleges a product defect.

2.	The transmittal to Cempra shall be via telephone or, if transmittal via telephone is not feasible, via fax (Attachment A):

Tel: +011 919 313-6601

Fax: +011 919 481-1063 (Attn: Prabhavathi Fernandes, Ph.D., President and Chief Executive Officer)

3.	Manufacturer shall provide as much of the following information as it can reasonably obtain:

(a)	complainant name;

(b)	complainant address;

(c)	complainant telephone number;

(d)	Supplied Compound and/or Product involved;

(e)	lot number/expiration date; and

(f)	description of complaint.

B.	Manufacturer agrees that Cempra can make changes to these procedures as may be necessary or appropriate to comply with changes in applicable law or regulations relating to reporting of product quality information, and that Manufacturer shall amend its policies and procedures to enable Cempra to comply with Applicable Laws for reporting such information.

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ATTACHMENT A – U.S.

REPORTING FORM

COMPLETE FORM AND FAX INFORMATION TO +011 919 481-1063

Please check all that apply:

☐ Product Safety Information (Adverse Event)

☐ Product Quality Complaint

i.	Information on Person Reporting the Information to Cempra Pharmaceuticals Inc.

1.	Your Name:
2.	Your Company
3.	Your Phone Number:
4.	Date You Learned of this Issue:

ii.	Information on the Person Who First Contacted You Regarding this Issue

1.	Name:
2.	Title/Description:
3.	Address
Street:
Street 2:
City:
State:
Zip Code:
4.	Phone Number:
5.	Fax Number:
6.	e-mail Address:
7.	Other Information:

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NOTE: Along with this form, please fax a copy of any original documentation regarding this issue, such as e-mail or written correspondences.

iii.	Information on this Specific Issue

1.	EXACT Cempra Product (including lot/batch number, if available):

2.	Description of Adverse Event or Product Quality Complaint (be specific):

3.	If a consumer exposure was involved, give name or initials, age:

NOTE:	Along with this form, please fax a copy of any original documentation regarding the adverse event, such as e-mail or written correspondences.

COMPLETE FORM AND FAX INFORMATION TO: +011 919 481-1063 (Attn: Prabhavathi Fernandes, Ph.D., President and Chief Executive Officer)